Exhibit 10.1

CREDIT AGREEMENT

Dated as of June 30, 2015

by and between

APPLIED OPTOELECTRONICS, INC.,
as the Borrower,

the LENDERS listed on the signature pages hereto,
as the Lenders,

and

EAST WEST BANK,
as the Agent

i

4.17	Labor Disputes and Casualties	25
4.18	Compliance	25
4.19	Margin Stock	26
4.20	Personal Property Collateral Matters.	26
4.21	USA PATRIOT Act, OFAC and Other.	27
4.22	Solvency	27
4.23	Disclosure	27

ARTICLE V CONDITIONS OF LENDING		28
5.1	Conditions Precedent to Initial Loans	28
5.2	Conditions Precedent to Each Borrowing	29

ARTICLE VI COVENANTS		30
6.1	Financial Information	30
6.2	Notices and Information	31
6.3	Corporate Existence, Etc.	32
6.4	Payment of Obligations	32
6.5	Maintenance of Properties	32
6.6	Insurance	33
6.7	Inspection	33
6.8	Compliance with Laws, Etc.	33
6.9	Books and Records	33
6.10	Additional Subsidiaries	33
6.11	Post-Closing Matters	34

ARTICLE VII NEGATIVE COVENANTS		34
7.1	Financial Covenants	34
7.2	Liens, Etc.	35
7.3	Debt	35
7.4	Lease Obligations	36
7.5	Equity Payments, Etc.	36
7.6	Fundamental Changes	36
7.7	Loans, Investments, Contingent Liabilities	36
7.8	Asset Sales	37
7.9	Transactions with Affiliates	37
7.10	Conduct of Business	37
7.11	Fiscal Year	37
7.12	Security Matters.	37
7.13	Limitation on Other Restrictions on Liens	38
7.14	Limitation on Other Restrictions on Amendment of the Loan Documents	38
7.15	Limitations on Modifications of Certain Agreements and Instruments	38
7.16	Agreements Related to Negative Covenants	38
7.17	Compliance with Anti-Terrorism Regulations	38

ii

ARTICLE VIII EVENTS OF DEFAULT		39
8.1	Events of Default	39
8.2	Application of Funds	41

ARTICLE IX AGENCY		41
9.1	Appointment and Authority	41
9.2	Rights as a Lender	42
9.3	Exculpatory Provisions	42
9.4	Reliance by Agent	43
9.5	Delegation of Duties	43
9.6	Resignation of Agent	43
9.7	Non-Reliance on Agent and Other Lenders	44

ARTICLE X MISCELLANEOUS		44
10.1	Amendments, Etc.	44
10.2	No Implied Waiver; Remedies Cumulative	45
10.3	Notices	45
10.4	Expenses	45
10.5	Indemnity.	46
10.6	Assignments and Participations.	46
10.7	Entire Agreement	49
10.8	Survival	49
10.9	Counterparts	49
10.10	Severability	49
10.11	Headings	49
10.12	Setoff	49
10.13	Sharing of Payments By Lenders	50
10.14	Limitation on Payments	50
10.15	Disclosure of Information to Affiliates, Confidentiality.	51
10.16	Governing Law	52
10.17	Waiver of Jury Trial	52
10.18	Consent to Jurisdiction; Venue	52
10.19	USA Patriot Act Notice	52
10.20	Keepwell	52
10.21	Limitation of Liability	53

iii

ANNEXES
1	Commitments
2	Agent’s Office

EXHIBITS
A	Compliance Certificate
B	Assignment and Assumption
C	Notice of Loan Request
D	Borrowing Base Certificate
E	Revolving Notes
F	Term Notes
G	Global Intercompany Note

SCHEDULES
4.6	Liabilities
4.7	Capitalization and Ownership
4.10	Litigation
4.12	Environmental Claims
4.16	Licenses and Intellectual Property Matters
4.20	Security Matters
6.11	Post-Closing Matters
7.2	Liens
7.3	Debt
7.7	Investments
7.9	Transactions with Affiliates

iv

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of June 30, 2015, between APPLIED OPTOELECTRONICS, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and EAST WEST BANK, a California state chartered bank, as Agent (in such capacity, the “Agent”). The parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

1.1 Defined Terms. In addition to terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the following meanings:

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Agent.

“Advance Period”: As applied to any Borrowing of Facility B Revolving Loans, the date beginning on the first day and ending on the last day of the calendar month in which such Borrowing is made.

“Affiliate”: As applied to any Person (the “Specified Person”), any other Person directly or indirectly controlling, controlled by, or under common control with, the Specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Specified Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent”: East West Bank in its capacity as agent under any of the Loan Documents, or any successor agent.

“Agent’s Office”: The Agent’s address and, as appropriate, account as set forth on Annex 2, or such other address or account as the Agent may from time to time notify to the Borrower and the Lenders.

“Agreement”: This Credit Agreement, as amended, supplemented or modified from time to time.

“Anti-Terrorism Law”: Any Law related to money laundering or financing terrorism including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

1

“Applicable Margin”: The Applicable Margins applicable to LIBOR Rate Loans and Base Rate Loans shall be determined from the following table:

Loan Type	LIBOR Rate Loans	Base Rate Loans
Facility A Revolving Loans	2.75%	0.00%
Facility B Revolving Loans	3.00%	0.25%
Term Loans	2.75%	0.00%

“Applicable Percentage”: With respect to a Lender at any time, the percentage of the aggregate of all Revolving Commitments and Term Commitments represented by such Lender’s Revolving Commitment and Term Commitment or if one or more of such Commitments has been terminated, such percentage of the aggregate outstanding Revolving Loans and Term Loans represented by such lender’s Revolving Loans and Term Loans, as the case may be.

“AR Availability”: Eighty-five percent (85%) of the Net Value of Eligible Accounts.

“Assignment and Assumption”: An assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6) and accepted by the Agent, in substantially the form of Exhibit B or any other form approved by the Agent.

“Base Rate”: At any time, the Prime Rate.

“Base Rate Loans”: Loans bearing interest at a rate based upon the Base Rate.

“Borrowing”: Each borrowing of a Loan under Section 2.1 or 2.2.

“Borrowing Base”: At any time, the sum, at the date of the most recent Certificate required to be furnished pursuant to Section 6.1(e) or (f), of AR Availability, plus Inventory Availability.

“Borrowing Base Certificate”: A certificate substantially in the form of Exhibit D hereto, appropriately completed, signed by an officer of the Borrower and setting forth the Borrowing Base as of the end of the previous month and the other information required therein.

“Business Day”: A day other than a Saturday, Sunday or a day on which commercial banks in Los Angeles, California are authorized or required by Law to close.

“Capital Expenditures”: For any period, as applies to any Person, the aggregate of all expenditures for such Person for the purchase or other acquisition of any machinery and equipment, computer equipment and software and excluding land improvements, building improvements, furniture and fixtures and transportation equipment.

2

“Capital Lease”: As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Management Agreements”: Any agreements regarding treasury management arrangements or depositary and other cash management services (including overdrafts and related liabilities arising therefrom) or in connection with any automated clearing house transfers of funds, in each case, provided by the Agent or an Affiliate of the Agent.

“Change in Control”: Any transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of the Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of the Borrower, who did not have such power before such transaction.

“Closing Date”: June 30, 2015.

“Code”: The Internal Revenue Code of 1986, as amended, and any successor statute or provision thereof.

“Collateral”: As defined in the Security Agreement, but which expressly excludes Excluded Collateral.

“Commitment” or “Commitments”: The commitment of each Lender to make Loans to the Borrower pursuant to Article II in the amount or amounts referred to therein.

“Commodity Exchange Act”: The Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time and any successor statute.

“Consolidated EBITDA”: For any period, an amount equal to the sum of net income (exclusive of extraordinary gains and losses) plus, without duplication, (a) Consolidated Interest Charges, (b) Consolidated Tax Expense, (c) depreciation and amortization expense in each case, (d) stock option expenses, (e) other non-cash expenses acceptable to the Agent in its sole discretion, and (f) non-recurring expenses satisfactory to the Agent in an aggregate amount not to exceed $1,000,000, in each case, for such period, and determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Funded Debt”: At any time, Debt of the Borrower and its Subsidiaries at such time (including the current portion thereof) which would as of such date be classified in whole or in part as a long-term liability (including, without limitation, Capital Leases and bankers’ acceptances), determined and consolidated in accordance with GAAP.

“Consolidated Interest Charges”: For any period, the aggregate regularly scheduled interest due and payable by the Borrower and its Subsidiaries on Debt during such period, determined and consolidated in accordance with GAAP.

3

“Consolidated Leverage Ratio”: The ratio set forth in Section 7.1(b).

“Consolidated Tax Expense”: For any period, income tax expense for such period, determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

“Current Ratio”: For any period, ratio of total current assets to total current liabilities, in each case, determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

“Debt”: As applied to any Person, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business for which payment is due and is made within 90 days or less), (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured has been assumed by that Person or is nonrecourse to the credit of that Person, (f) obligations in respect of letters of credit, (g) obligations under Hedging Contracts (the amount of which shall be determined by reference to the termination cost on the date of determination), and (h) guarantees of, or similar obligations with respect to, any of the foregoing of any other Person.

“Default”: A condition or event which, after the giving of notice or the lapse of time or both, would, unless cured or waived, constitute an Event of Default.

“Default Rate”: Five percent (5%) above the highest rate which would otherwise be applicable to the Loans pursuant to Section 2.4.

“Defaulting Lender”: Any Lender that has (i) failed to fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder, (ii) notified the Borrower and the Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to such effect, or (iii) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, or (iv) (A) become or is insolvent or has a parent company that has become or is insolvent or (B) become or has a parent company that has become, the subject of a bankruptcy or insolvency proceeding or has had, or had a parent company has had, a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken, or has a had a parent company that has taken, any action in furtherance of, indicating its consent to, approval of or acquiescence in, any such proceeding or appointment.

“Dollars” and “$”: The lawful currency of the United States of America.

“Domestic Subsidiary”: If any, any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

4

“Eligible Accounts”: Any account receivable, net of any prepayments, progress payments, deposits and retentions, owing to the Borrower which met the specifications established from time to time by the Agent, in its sole discretion, at the time it came into existence and continues to meet such specifications until it is collected in full.

Any other account must meet the following specifications at the time it comes into existence and continue to meet such specifications until it is collected in full in order to be an Eligible Account:

(a) The Borrower has good title to such account, free and clear of any Lien, except for the Liens in favor of the Agent, and such account is subject to such a valid and perfected Lien in favor of the Agent.

(b) Such account constitutes an “account” as defined in the Uniform Commercial Code as in effect in the State of New York (and, accordingly, without limitation, is not evidenced by any promissory note or other instrument).

(c) The account is not more than ninety (90) days from its invoice date (an “Overdue Account”), and not more than fifty percent (50%) of the accounts of the same obligor or its Affiliates (or, solely with respect to Biogenomics Corp., twenty-five percent (25%)) are Overdue Accounts.

(d) The accounts of the same obligor represent in excess of twenty-five percent (25%) (or, solely with respect to Synnex Corporation, fifty percent (50%) and solely with respect to World Wide Technology, thirty percent (30%)) of all Eligible Accounts.

(e) The account arose from the performance of services or an outright sale of goods by Borrower in the ordinary course of Borrower’s business, including its customary credit practices, and such goods have been shipped, or services provided, to the account debtor, and invoices have been issued therefor;

(f) The account is not an account that the Agent has determined may not be paid by reason of the account debtor’s financial condition or inability to pay;

(g) The account is not subject to any prior assignment, claim, set-off, credit, allowance or adjustment by the account debtor, except discounts allowed for prompt payment, and the account debtor has not complained as to its liability on the account and has not returned, or retained the right to return, any of the goods from the sale of which the account arose;

(h) The account is not owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such account is backed by a letter of credit acceptable to the Agent which is in possession of the Lender, or (ii) the government of the U.S. or any department, agency, public corporation, or instrumentality thereof, unless in the case of accounts owed by the U.S., the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) and any other steps necessary to perfect the Lien of the Lender in such account have been complied with to the Lender’s satisfaction;

5

(i) The account is not booked or collected in any of the Borrower’s oversees branch offices;

(j) The obligor on such account (i) is a Person whose principal office is located in the United States (other than Biogenomics Corp. or a foreign publicly-traded company with operating results satisfactory to the Agent in its sole discretion and approved in writing by the Agent from time to time), (ii) is not the Borrower, any Subsidiary of the Borrower or an Affiliate of the Borrower, and (iii) is not insolvent, subject to any bankruptcy, insolvency or similar proceeding or unable to pay its debts as they become due;

(k) The account is not for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Borrower has or has had an ownership interest in such goods, or which indicates any party other than the Borrower as lender or remittance party;

(l) The account is owed in U.S. Dollars only;

(m) The account does not constitute a finance charge, a service charge or lease receivable; and

(n) Neither the obligor on such account nor any of its Affiliates is also a supplier to, or creditor of, the Borrower or any of its Subsidiaries, unless such supplier or creditor has executed a no offset letter in form and substance satisfactory to the Agent.

“Eligible Assignee”: means (a) a Lender and (b) any other Person (other than a natural person) approved by (i) the Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) any Person, that to the knowledge of the Agent, primarily invests in distressed securities.

“Eligible Inventory”: Finished goods which are owned by the Borrower and available and suitable for use by the Borrower as inventory for sale to customers of the Borrower in the ordinary course of the Borrower’s business, which meet each of the following requirements at such time:

(a) The Borrower has good title to such inventory, free and clear of any Lien (including, without limitation, Liens otherwise permitted by Section 7.2(f)), except for the Liens in favor of the Agent securing the Obligations, and such Eligible Inventory and proceeds thereof is subject to such a valid and perfected Lien in favor of the Agent.

(b) Such inventory is determined by the Agent to be in good and merchantable condition, is not obsolete, defective or unfit for sale, is readily saleable by the Borrower in the ordinary course of its business and has not been held by the Borrower for more than 360 days.

(c) Such inventory is not spare parts;

6

(d) Such inventory is not the subject of a consignment by the Borrower as consignor;

(e) Such inventory is located in the United States, and is (i) in the possession of the Borrower, or (ii) is in a location for which either (x) a warehouseman’s or bailee’s agreement in form and substance satisfactory to the Agent, in its sole discretion, has been entered into or (y) an adequate rent reserve in an amount determined by the Agent, in its sole discretion, has been established; provided that inventory located in the United States that is designated to be sold by Amazon or Cisco may be included in Eligible Inventory prior to the entry into a warehouseman’s or bailee’s agreement with respect to the location thereof so long as the Borrower is in compliance with Section 6.11;

(f) Such inventory is not in transit unless it is insured to the reasonable satisfaction of the Agent; and

(g) Such inventory is not reported under any of the Borrower’s overseas branches.

“Employee Benefit Plan”: Any employee benefit plan which is described in Section 3(3) of ERISA and which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower.

“Environmental Laws”: Any and all current or future Laws, or any other requirements of Governmental Authorities relating to (a) environmental matters, or (b) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any facility owned, leased or operated by the Borrower or any of its Subsidiaries.

“Equity Interests”: With respect to any Person, (a) all of the shares of capital stock of, or other ownership or profit interests in, such Person, whether voting or non-voting, and including any partnership, membership or trust interests, (b) all securities or Debt convertible into or exchangeable for any of the foregoing, whether directly or indirectly, and (c) all warrants, options and other rights to purchase or acquire any of the foregoing, whether directly or indirectly.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“ERISA Affiliate”: As applied to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event”: (a) A “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation under such regulations), or (b) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(l) (2) or 4068(f) of ERISA, or (c) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; or (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, or (e) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation, or (f) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (g) the imposition of a lien pursuant to Section 412(n) of the Code.

7

“Excluded Collateral”: As defined in the Security Agreement.

“Excluded Swap Obligation”: With respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Existing Line of Credit Agreement”: The Business Loan Agreement, dated July 15, 2014, between the Borrower and East West Bank, as lender.

“Existing EWB Loan Documents”: Each of (i) that certain Business Loan Agreement, dated July 31, 2014, between the Borrower and East West Bank, as lender; (ii) that certain Promissory Note issued by the Borrower in favor of East West Bank, dated July 31, 2014; (iii) that certain Construction Loan Agreement, dated January 26, 2015, between the Borrower and East West Bank, as lender; (iv) that certain Promissory Note issued by the Borrower in favor of East West Bank, dated January 26, 2015; (v) that certain Commercial Security Agreement, dated January 26, 2015, by the Borrower in favor of East West Bank; and (vi) each of the “Related Documents” as defined in the foregoing.

“Expiration Date”: June 30, 2018.

“Facility A Revolving Loan”: As defined in Section 2.1(a).

8

“Facility B Revolving Commitment”: The commitment of a Lender to make Facility B Revolving Loans to the Borrower pursuant to Section 2.1(b) in an aggregate principal amount not in excess of the amount set forth opposite such Lender’s name on Annex 1, as such amount may be adjusted from time to time in accordance with this Agreement.

“Facility B Revolving Loan”: As defined in Section 2.1(b).

“Federal Funds Effective Rate”: On any day, a fluctuating interest rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average rate (rounded upward to the nearest 1/100th of 1%) charged to the Agent on such day on such transactions as determined by the Agent.

“Foreign Branch”: Any foreign branch office of the Borrower or a Domestic Subsidiary, whether registered or unregistered.

“Foreign Subsidiary”: Any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund”: means any Person (other than natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“GAAP”: United States generally accepted accounting principles applied on a consistent basis.

“Global Intercompany Note”: That certain Global Intercompany Note among the Borrower and its Subsidiaries, dated as of the date hereof, as may be amended, restated, modified or supplemented from time to time.

“Governmental Approval”: Any approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority.

“Governmental Authority”: Any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Guarantors”: (a) Each Domestic Subsidiary who is required to become a Guarantor pursuant to Section 6.10 and (b) with respect to the payment and performance by each Guarantor described in the foregoing clause (a) of such Guarantor’s guaranty obligations as they relate to any Swap Obligation, the Borrower.

9

“Guaranty”: A guaranty, in form and substance satisfactory to the Agent, for the benefit of the Lender Parties, executed and delivered by the Guarantors, for the benefit of the Lender Parties, as amended, modified or supplemented from time to time.

“Hedging Contract”: Any rate or currency swap, cap or collar agreement or any other agreement designed to hedge risk with respect to interest rate or currency fluctuations, pursuant to a Master Agreement.

“Indemnified Liabilities”: As defined in Section 10.6(a).

“Information”: As defined in Section 10.15(b).

“Intellectual Property”: Any patent, copyright, service mark, trademark or trade name registered, or for which registration has been applied for, in the United States or any jurisdiction thereof.

“Intercreditor Agreement”: An intercreditor agreement, in form and substance satisfactory to the Agent, for the benefit of the Lender Parties, executed by the Borrower, the Agent and East West Bank as lender under the Existing EWB Loan Documents, as amended, modified or supplemented from time to time.

“Interest Payment Date”: The first day of each calendar month and the Expiration Date and the Term Loan Maturity Date, as applicable.

“Interest Period”: With respect to any LIBOR Rate Loan, the period commencing on the Borrowing, conversion or continuation date with respect to such LIBOR Rate Loan and ending one month, two months, or three months thereafter as selected by the Borrower in its Standard Notice of Borrowing as provided in Section 3.2 or its notice of conversion or continuation as provided in Section 2.5; provided, however, that: (i) the first day of each Interest Period must be a LIBOR Business Day; (ii) the Borrower may not select an Interest Period with respect to any portion of principal of a LIBOR Rate Loan which extends beyond a date on which the Borrower is required to make a scheduled payment of that portion of principal or in any case beyond the Expiration Date or the Term Loan Maturity Date, as applicable; (iii) any Interest Period which would otherwise expire on a day which is not a LIBOR Business Day, shall be extended to the next succeeding LIBOR Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event the Interest Period shall end on the immediately preceding LIBOR Business Day; and (iv) any Interest Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month.

“Inventory Availability”: Thirty-five percent (35%) of the Net Value of Eligible Inventory; provided that for the purposes of calculating the Borrowing Base, Inventory Availability shall not exceed the lesser of (a) $5,000,000 or (b) fifty percent (50%) of AR Availability.

“Investments”: As defined in Section 7.7.

10

“Law”: Any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree, award, settlement agreement, requirement or determination of an arbitrator or a court of any Governmental Authority.

“Lender Parties”: The Agent and the Lenders.

“LIBOR Business Day”: A day which is a Business Day and on which dealings in Dollar deposits may be carried out in the London interbank market.

“LIBOR Rate”: For each Interest Period, a rate per annum (based on a year of 360 days and actual days elapsed) equal to the rate of interest (which shall be the same for each day in such Interest Period) determined by the Agent in accordance with its usual procedures to be the rate at which Dollar deposits are offered by leading banks in the London interbank deposit market two (2) LIBOR Business Days prior to the first day of such Interest Period in an amount approximately equal to the then outstanding principal amount of the Loans for the designated Interest Period, as quoted by ICE Benchmark Administration (“ICE”) or any successor thereto as approved by the Agent if ICE is no longer making a LIBOR rate quotation available (an “Alternate Source”), and as published as the “London Interbank Offered Rate” by Bloomberg (or if, at any time, for any reason, such rate is no longer published by Bloomberg or provided by ICE or any Alternate Source, a comparable replacement rate determined by the Agent at such time). Notwithstanding the foregoing, if at any time the LIBOR Rate as determined above is less than zero (0), it shall be deemed to be zero (0) for the purposes of this Agreement.

“LIBOR Rate Loans”: Loans bearing interest at a rate based upon the LIBOR Rate.

“Lien”: Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan Documents”: This Agreement, the Notes, the Security Documents, the Intercreditor Agreement, any Master Agreement, and each additional document, notice or certificate delivered to the Agent and signed by or on behalf of a Loan Party in connection with this Agreement, the credit extended hereunder or the collateral securing the Obligations hereunder.

“Loan Party”: The Borrower and any Guarantors, and “Loan Parties” means all such Persons, collectively.

“Loans”: The Revolving Loans, the Term Loans and any combination thereof.

“Master Agreement”: An ISDA Master Agreement, as in effect from time to time, including all schedules, confirmations and other documents delivered thereunder, pursuant to which the Borrower and the Agent (or an Affiliate of the Agent) may from time to time hereafter enter into interest rate hedging transactions.

11

“Material Adverse Effect”: (i) A material adverse change in, or material adverse effect on, the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole, or (ii) the impairment of the ability of any of the Loan Parties to perform, or the Agent to enforce, the Obligations.

“Maximum Facility A Revolving Commitment”: The commitment of a Lender to make Facility A Revolving Loans to the Borrower pursuant to Section 2.1(a) in an aggregate principal amount not in excess of the amount set forth opposite such Lender’s name on Annex 1, as such amount may be adjusted from time to time in accordance with this Agreement.

“Mortgage”: A deed of trust, in form and substance satisfactory to the Agent, executed and delivered by the Borrower to the Agent, as amended, modified or supplemented from time to time.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Value of an Eligible Account”: The face amount, net of any discount for prompt payment (and net of any other amount representing payment of finance charges, late charges, or interest (however denominated)), and net of any portion thereof which constitutes payment of sales, use or other taxes.

“Net Value of Eligible Inventory”: The Borrower’s book value at lower of weighted average cost or market, net of all reserves required by GAAP, all determined in accordance with GAAP.

“Note” and “Notes”: The Revolving Notes, the Term Notes and any combination thereof.

“notices”: As defined in Section 10.3.

“Obligations”: All obligations of every nature of the Loan Parties from time to time owed to any Lender Party under the Loan Documents, any Hedging Contract or Cash Management Agreement, whether for principal, interest, fees, expenses, indemnification or otherwise; provided, that the Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Officer’s Certificate”: A certificate signed by the President, Chief Financial Officer or VP Finance of the Borrower.

“Participant”: As defined in Section 10.6(d).

“Pension Plan”: Any Employee Benefit Plan other than a Multiemployer Plan which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Foreign Debt”: Debt incurred outside of the United States by the Borrower on behalf of a Foreign Branch or by a Foreign Branch directly; provided that: (a) no Event of Default is continuing or would result from the incurrence of such Debt; (b) the Borrower is in pro forma compliance with the covenants contained in Section 7.1 hereof immediately prior to and would be immediately after the incurrence of any such Debt (without taking into account any cure periods); (c) except for Liens permitted by Section 7.2(g), such Debt is not secured by any Collateral (including, without limitation, any assets of the Borrower held by a Foreign Branch or otherwise in Taiwan that may constitute Collateral); (d) any such Debt is not guaranteed by any Loan Party (other than any unsecured guarantees made by the Borrower with respect to Debt incurred by a Foreign Branch); and (e) the Agent immediately receives notice of the incurrence thereof.

12

“Permitted Liens”: Liens permitted by Section 7.2.

“Person”: An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Prime Rate”: The interest rate per annum published in the New York edition of The Wall Street Journal from time to time as the “Prime Rate”, (rounded upward to the nearest 1/100th of 1%) such rate to change automatically effective as of the effectiveness of each change in such prime rate. If The Wall Street Journal ceases to publish the “Prime Rate,” the Agent shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then the Agent shall select a comparable interest rate index. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

“Projections”: As defined in Section 4.6.

“Qualified ECP Guarantor”: In respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000.00 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Register”: As defined in Section 10.6(c).

“Related Parties”: With respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders”: Lenders that have more than 67% in the aggregate of the outstanding Loans and unused Commitments; provided that so long as there are fewer than three Lenders, “Required Lenders” shall mean all Lenders who are not Defaulting Lenders.

“Revolving Commitment”: The Maximum Facility A Revolving Commitment and Facility B Revolving Commitment of a Lender.

13

“Revolving Loans”: The Facility A Revolving Loans and the Facility B Revolving Loans.

“Revolving Note”: As defined in Section 2.1(c).

“Sanctions”: Sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control (OFAC), US Department of State, United Nations Security Council, European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Secured Obligations”: As defined in the Security Documents.

“Security Agreement”: A security agreement, in form and substance satisfactory to the Agent, for the benefit of the Lender Parties, executed and delivered by the Borrower to the Agent, for the benefit of the Lender Parties, as amended, modified or supplemented from time to time.

“Security Documents”: The Security Agreement, the Mortgage and any other agreements granting or purporting to grant the Agent a Lien to secure, or to guaranty the Obligations or subordinating other Debt to the Obligations.

“Standard Notice”: An irrevocable written notice provided to the Agent on a Business Day which is: (a) The same day in the case of selection of, or conversion to, or prepayment of, the Base Rate Loans; and (b) at least three (3) Business Days in advance in the case of selection of, conversion to, or renewal or prepayment of, any LIBOR Rate Loans. Standard Notice must be provided no later than 2:00 P.M., Pittsburgh time, on the last day permitted for such notice.

“Subsidiary”: A corporation, partnership, trust, limited liability company or other business entity of which more than 50% of the shares of stock or other ownership interests having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, directly, or indirectly through one or more Subsidiaries, or both, by the Borrower.

“Swap Obligation”: With respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Term Commitment”: The commitment of a Lender to make Term Loans to the Borrower pursuant to Section 2.2(a) in an aggregate principal amounts not in excess of the amount set forth opposite such Lender’s name on Annex 1, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Loan”: As defined in Section 2.2(a).

“Term Loan Availability Period”: The twelve (12) month period commencing on the Closing Date.

14

“Term Loan Maturity Date”: June 30, 2020.

“Term Note”: As defined in Section 2.2(b).

1.2 Other Definitional Provisions. As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Agent shall so request, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

ARTICLE II
THE LOANS

2.1 The Revolving Loans.

(a) The Facility A Revolving Commitment. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make loans (“Facility A Revolving Loans”) to the Borrower from time to time during the period from the date hereof up to but excluding the Expiration Date in an aggregate amount not to exceed at any time such Lender’s Maximum Facility A Revolving Commitment; provided that after giving effect to any Borrowing of Facility A Revolving Loans, the total principal amount of all Facility A Revolving Loans shall not exceed the lesser of (i) the aggregate Maximum Facility A Revolving Commitment of all Lenders and (ii) the Borrowing Base at such time. Within the foregoing limits, the Borrower may borrow, repay pursuant to Section 2.3(b) and reborrow under this Section.

(b) The Facility B Revolving Commitment. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make loans (“Facility B Revolving Loans”) to the Borrower from time to time during the period from the date hereof up to but excluding the Expiration Date in an aggregate amount not to exceed at any time such Lender’s Facility B Revolving Commitment. Within the foregoing limits, the Borrower may borrow, repay pursuant to Section 2.3(b) and reborrow under this Section.

(c) Revolving Notes. The Revolving Loans made by each Lender pursuant hereto shall be evidenced by one or more promissory notes of the Borrower, substantially in the form of Exhibit E hereto, or otherwise in form and substance satisfactory to such Lender (as amended, modified, refinanced or restated from time to time, collectively, the “Revolving Notes”), payable to the order of such Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Revolving Loans made by such Lender, with interest thereon as prescribed in Section 2.4.

2.2 The Term Loans.

(a) The Term Commitment. Each Lender agrees, on the terms and conditions hereinafter set forth, to make one or more loans (“Term Loans”) to the Borrower during the Term Loan Availability Period in an aggregate amount not to exceed such Lender’s Term Commitment; provided that after giving effect to any Borrowing of Term Loans, the total principal amount of all Term Loans shall not exceed the lesser of (i) the total Term Commitment, and (ii) one hundred percent (100%) of the invoice amount of equipment purchased (including soft costs (i.e., freights, taxes and installation) of up to a maximum amount of $500,000 for all such equipment) for the Borrower’s U.S. operations no earlier than January 1, 2015, but no later than the end of the Term Loan Availability Period. Once repaid, Term Loans may not be reborrowed.

15

(b) Term Notes. The Term Loans made by a Lender pursuant hereto shall be evidenced by one or more promissory notes of the Borrower, substantially in the form of Exhibit F hereto, or otherwise in form and substance satisfactory to such Lender (as amended, modified, refinanced or restated from time to time, collectively the “Term Notes”), payable to the order of such Lender and representing the obligation of the Borrower to pay the unpaid principal amount of the Term Loans made by such Lender, with interest thereon as prescribed in Section 2.4.

2.3 Repayment.

(a) Scheduled Repayments.

(i) Facility A Revolving Loans. The aggregate principal amount of the Facility A Revolving Loans outstanding on the Expiration Date, together with accrued interest thereon, shall be due and payable in full on the Expiration Date.

(ii) Facility B Revolving Loans. Each Facility B Revolving Loan, together with accrued interest thereon, shall be due and payable on the date that is ninety (90) days from the end of the Advance Period in which such Borrowing was made. The aggregate principal amount of the Facility B Revolving Loans outstanding on the Expiration Date, together with accrued interest thereon, shall be due and payable in full on the Expiration Date.

(iii) Term Loan. The principal amount of the Term Loan shall be payable in monthly installments payable on the first day of each calendar month, each such installment to be in the principal amount (calculated as a percentage of the Term Loans outstanding at the end of the Term Loan Availability Period) set forth below opposite the period during which such payment date is to occur:

Period	Installment
July 1, 2016 to June 30, 2017	0.8333%
July 1, 2017 to June 30, 2018	1.6667%
July 1, 2018 to June 30, 2019	2.5000%
July 1, 2019 to Term Loan Maturity Date	3.3333%

To the extent not due and payable earlier, the Term Loans, together with accrued interest thereon, shall be payable on the Term Loan Maturity Date. For the avoidance of doubt, no payment of any principal amount of the Term Loan shall be required by this Section 2.3(b)(iii) prior to July 1, 2016.

16

(b) Mandatory Prepayments.

(i) Borrowing Base. If, on any date any Borrowing Base Certificate is required to be furnished pursuant to Section 6.1(e) or (f) hereof, the aggregate principal amount of the Facility A Revolving Loans outstanding hereunder exceeds the Borrowing Base, the Borrower shall immediately prepay a principal amount of the Facility A Revolving Loans in an aggregate amount not less than the amount of such excess.

(ii) Casualty or Condemnation. If the Borrower receives any recovery on insurance or condemnation award, it shall prepay Loans in the principal amount and at the time required by the Security Documents, which amount shall be applied first, to the outstanding principal installments of the Term Loans and then, to the Revolving Loans in the inverse order of the maturities thereof; provided that, notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Borrower may reinvest all or any portion of such recovery on insurance or condemnation award in similar assets so long as within 180 days following receipt of such recovery on insurance or condemnation award, such reinvestment shall have been consummated (as certified by the Borrower in writing to the Agent); provided further, however, that any recovery on insurance or condemnation award not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.3(b)(ii). Notwithstanding the anything contained herein to the contrary, the Agent may waive the requirement to make any payment pursuant to this Section 2.3(b)(ii) in its sole discretion.

(iii) Applicability of Certain Provisions. Prepayments required by this Section 2.3(b) are subject to all of the terms and conditions applicable to prepayments generally pursuant to Sections 2.3(c) and 3.2, except that prepayments under this Section 2.3(b) may be in any principal amount. The Borrower shall not be required to make funding breakage payments under Section 3.9 with respect to mandatory prepayments under this Section 2.3(b).

(c) Optional Prepayments. The Borrower may at its option pay the Loans, in whole or in part, at any time and from time to time, by giving Standard Notice to the Agent, in each case specifying the date and the amount of payment; provided, that prepayments of a LIBOR Rate Loan at a time other than the last day of the applicable Interest Period shall be subject to payment of funding breakage amounts under Section 3.9. Payments which are partial prepayments of the Term Loans shall be applied to the principal installments of the Term Loans of latest maturity.

2.4 Interest Rates. The unpaid principal amount of the Loans shall bear interest for each day until due on the basis of the Base Rate, or the LIBOR Rate as selected by the Borrower or as determined under Section 2.5, 3.4 or 3.8 plus, in each case, the Applicable Margin. Interest with respect to each Loan shall be payable in arrears on each Interest Payment Date for such Loan.

2.5 Continuation and Conversion Options. The Borrower may elect from time to time to convert its outstanding Loans from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis by giving Standard Notice to the Agent, provided that any conversion of LIBOR Rate Loans shall only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to continue its outstanding LIBOR Rate Loans upon the expiration of the Interest Period(s) applicable thereto by giving to the Agent Standard Notice and the succeeding Interest Period(s) of such continued Loan or Loans will commence on the last day of the Interest Period of the Loan to be continued. Each Standard Notice electing to convert or continue a Loan shall specify: (i) the proposed conversion/continuation date; (ii) the amount of the Loan to be converted/continued; (iii) the nature of the proposed continuation/conversion; and (iv) in the case of a conversion to, or continuation of a LIBOR Rate Loan, the requested Interest Period. In the event that no notice of continuation or conversion is received by the Agent with respect to outstanding LIBOR Rate Loans, upon expiration of the Interest Period(s) applicable thereto, such Loans shall automatically be continued for Interest Period(s) of the same number of months as such expiring the Interest Period(s). Subject to the limitations set forth in this Section and in the definition of Interest Period, all or any part of outstanding Loans may be converted or continued as provided herein.

17

ARTICLE III
GENERAL PROVISIONS CONCERNING THE LOANS

3.1 Use of Proceeds. The proceeds of the Revolving Loans hereunder shall be used by the Borrower for working capital and general corporate purposes. The proceeds of the Term Loans hereunder shall be used by the Borrower to finance equipment purchases.

3.2 Making the Loans. The Borrower may borrow under the Commitments by providing Standard Notice to the Agent, specifying (A) the type of Loans requested, (B) the amount of the proposed Borrowing, (C) the requested date of the Borrowing (which shall be a Business Day), (D) whether the Borrowing is to consist of LIBOR Rate Loans or a Base Rate Loan, and (E) if the Borrowing is to be a LIBOR Rate Loan, the length of the Interest Period therefor. The Agent shall promptly notify each Lender of the information contained in such Standard Notice and its Applicable Percentage of such Loans. Upon satisfaction of the applicable conditions set forth in Article V, each Lender will make available the proceeds of its Loan to the Agent at the Agent’s Office no later than 12 o’clock Noon, Los Angeles, California time, in funds immediately available at the Agent’s Office. The Agent’s failure to receive Standard Notice of a particular Borrowing shall not relieve the Borrower of its obligations to repay the Borrowing and to pay interest thereon.

3.3 Transactional Amounts. Except as otherwise set forth in this Agreement, every selection of, and conversion from or to, an interest rate option, and every payment or prepayment of a Loan shall be in a principal amount of: (a) in the case of Base Rate Loans, at least $100,000 or a higher integral multiple of $100,000, and (b) in the case of LIBOR Rate Loans, at least $100,000 or a higher integral multiple of $100,000.

3.4 Post-Maturity Interest and Late Fees.

(a) Default Interest. Notwithstanding anything to the contrary contained in Section 2.4, if an Event of Default has occurred and is continuing, the unpaid principal amount of the Loans and, to the extent permitted by law, interest accrued thereon and any fees, indemnity or other amounts due hereunder shall bear interest at the Default Rate.

18

(b) Post-Default Interest Options. Notwithstanding Section 2.4 and 2.5, if an Event of Default has occurred and is continuing, the Agent or the Required Lenders, at its option, may refuse to permit the Borrower to select the LIBOR Rate to thereafter apply to Loans and may convert any outstanding Loan to a Base Rate Loan.

(c) Late Fee. To the extent permitted by Law, the Agent or the Required Lenders shall have the right to assess, and the Borrower shall pay, a late fee if any principal, interest, or fees under this Agreement are not paid within ten (10) days after their due date, and in such a case, the late charge shall be in an amount equal to the greater of Twenty Dollars ($20.00) or five percent (5%) of the amount not timely paid.

3.5 Computation of Interest and Fees; Determinations by Lender.

(a) Calculations. Interest and fees shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate resulting from a change in the Base Rate or the LIBOR Rate shall become effective as of the opening of business on the day on which such change in the Base Rate or LIBOR Rate shall become effective.

(b) Determination by Agent or Lenders. Each determination of an interest rate, fee, cost, indemnification or other amount by the Agent or the Lenders pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

3.6 Payments. The Borrower shall make each payment of principal, interest, fees, indemnity, expenses or other amount hereunder or under any Loan Document, without setoff or counterclaim, not later than 12:00 o’clock, Noon, Los Angeles, California time, on the day when due in Dollars to the Agent at the Agent’s Office for the account of the Lenders (subject to Section 2.6), in immediately available funds, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, and without setoff, counterclaim, withholding or other deduction of any kind. The Agent shall promptly distribute to each Lender its Applicable Percentage of such payment in like funds as received. Any payment received by the Agent after 12:00 o’clock, Noon, Los Angeles, California time, on any day shall be deemed to have been received on the next succeeding Business Day.

3.7 Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment.

3.8 Inability to Determine Interest Rate; Ineffective Interest Rate. If the (a) the Agent or the Required Lenders shall have determined that by reason of circumstances affecting the Interbank LIBOR market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate or (b) any Lender shall have determined that the making, maintenance or funding of a LIBOR Rate Loan has been made impractical or unlawful, then, and in any such event, the Agent, the Required Lenders or such Lender, as the case may be, may notify the Agent, and the Agent will notify the Borrower of such determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of the Lenders to make or maintain Loans at the LIBOR Rate shall be suspended and thereafter during such period all Loans shall be Base Rate Loans, until (i) the Agent or the Required Lenders can once again reasonably ascertain the LIBOR Rate or (ii) such impracticality or unlawfulness shall no longer exist, as applicable.

19

3.9 Breakage Fees. Except as otherwise expressly set forth herein, upon demand of the Agent or any Lender from time to time, the Borrower shall promptly compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by it as a result of: (a) any continuation, conversion, payment or prepayment of any LIBOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (b) any failure by the Borrower to prepay, borrow, continue or convert any LIBOR Rate Loan on the date or in the amount notified by the Borrower, including, without limitation, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Agent or such Lender in connection with the foregoing.

3.10 Reserved.

3.11 Calculations. For purposes of calculating amounts payable by the Borrower to the Agent or any Lender under Sections 3.8 and 3.9, the Agent or such Lender shall be deemed to have funded each LIBOR Rate Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded. In determining such amount, the Agent or such Lender may use any reasonable averaging and attribution methods.

3.12 Deposit Account. The Borrower shall maintain its primary domestic banking services, including, without limitation depository and operating accounts, treasury management services and hedging transactions, with the Agent. The Borrower irrevocably authorizes and directs the Agent to charge its primary deposit account with the Agent for any payment due hereunder, including, without limitation, principal, interest, fees, expenses due hereunder.

3.13 Special Funding Provisions.

(a) Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and the rate determined by the Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans; provided, that any such payment by the Borrower shall not be due until ten (10) days after such Lender failed to its share of the applicable Borrowing available to the Agent. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

20

(b) Payments by Borrower; Presumptions by Agent. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Borrowing set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, and to make payments pursuant to Section 10.5(b) are several and not joint. The failure of any Lender to make any Loan, or to make any payment under Section 10.5(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.5(b).

(e) Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if a Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

21

(i) Fees shall cease to accrue on the unfunded portion of its Commitments;

(ii) Such Defaulting Lender’s unfunded Revolving Commitment and outstanding Revolving Loans shall not be included in determining “Required Lenders”;

(iii) The Agent or another Lender may fund such Defaulting Lender’s share of any subsequent Borrowing, in which case, the Borrower and the Defaulting Lender shall have the obligations to repay such Borrowing as are provided in Section 3.13(a) with respect to certain other fundings by the Agent; and

(iv) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Agent, each Lender and the Borrower acknowledge and agree that the Borrower is relying on each Lender to fulfill its funding obligations under this Agreement and the other Loan Documents, that the Borrower will make significant purchase orders and sales commitments based on such reliance and the failure of any Lender to fulfill all of its funding obligations under this Agreement and the other Loan Documents may cause irreparable harm to the Borrower for which the payment of damages may not be a sufficient remedy, therefore, in addition to all other remedies available to the Borrower, each Lender expressly agrees that the Borrower shall have the right to seek specific performance, injunctive relief and all other remedies in equity and at law to compel any Defaulting Lender to fulfill its obligations under this Agreement and all other Loan Documents, including, but not limited to immediately funding to the Borrower the Defaulting Lender's proportionate share of any Loan which Borrower has requested in accordance with the terms of this Agreement.

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain funds for any Loan in any particular place or manner.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lenders as follows:

4.1 Organization. The Borrower and each of its Domestic Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite corporate power and authority to own and operate its properties and to carry out its business. The Borrower and each Domestic Subsidiary is duly qualified and in good standing in all jurisdictions where the nature of its business or ownership of property requires such qualification.

4.2 Authorization. The execution, delivery and performance by the Borrower of the Loan Documents, and the making of Borrowings hereunder are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action.

22

4.3 No Conflict. The execution, delivery and performance by the Borrower of the Loan Documents do not (a) violate the Borrower’s or any Domestic Subsidiary’s charter, by-laws, partnership agreement, operating agreement or other organizational or governing documents, (b) violate any Law applicable to the Borrower or any Domestic Subsidiary, or (c) result in a breach of or a default under, or result in or require the imposition of a Lien pursuant to any contract binding on the Borrower or any Domestic Subsidiary.

4.4 Governmental Approval. No Governmental Approval is required for the due execution, delivery and performance by the Borrower of the Loan Documents.

4.5 Validity. The Loan Documents are the binding obligations of the Borrower and its Domestic Subsidiaries, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

4.6 Financial Matters.

(a) Financial Statements. The balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2014 and March 31, 2015, and the related statements of income, cash flows and changes in stockholders’ equity (or comparable statements) of the Borrower and its consolidated Subsidiaries for the fiscal year and fiscal quarter then ended, copies of which have been furnished to the Lenders, fairly present the financial condition of the Borrower and its consolidated Subsidiaries as at such dates and their results of the operations and cash flow for the respective periods ended on such dates, all in accordance with GAAP (except in the case of unaudited statements, for year-end adjustments and the absence of footnotes). Since December 31, 2014, there has been no Material Adverse Effect. The Borrower and its Subsidiaries do not have any contingent obligations or liabilities, for taxes or otherwise, except those that are disclosed in the financial statements referred to above or on Schedule 4.6.

(b) Projections. The Borrower has furnished to the Lenders projections prepared by the Borrower and approved by the Borrower’s Board of Directors demonstrating the projected consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries for the period commencing on January 1, 2015 and ending on December 31, 2015, which projections are accompanied by a written statement of the assumptions and estimates underlying such projections (the “Projections”). The Projections, as of the date hereof, are reasonable, are made in good faith and represent the Borrower’s best judgment as to such matters; it being recognized by the Lenders that such Projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by the Projections may differ from such projected results. To the best knowledge of the Borrower, no facts or circumstances exist which would lead the Borrower to believe that the Projections will not be attained or exceeded.

4.7 Corporate Structure and Ownership. Schedule 4.7 sets forth the names of the record and beneficial owners of all Equity Interests of each Subsidiary and the amount thereof owned by each of them. All of such Equity Interests are duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.7, there are no voting arrangements, restrictions on transfer or other arrangements that pertain to the Equity Interests of the Borrower or any Subsidiary.

23

4.8 Partnerships. Neither the Borrower nor any Subsidiary of the Borrower is a partner of a partnership or a party to a joint venture or otherwise has an obligation to make capital contributions to, or be generally liable for or on account of, the debts or liabilities of any other Person.

4.9 Insurance. The properties of the Borrower and its Domestic Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in similar locations, and the Borrower maintains the insurance required by Section 6.5.

4.10 Litigation. Except as set forth on Schedule 4.10 hereto, there is no pending or threatened action or proceeding affecting the Borrower or any of its Domestic Subsidiaries before any Governmental Authority, which, in the case of any such action or proceeding commenced or threatened after the Closing Date, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

4.11 Employee Benefit Plans. The Borrower and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan. Neither the Borrower nor any of its ERISA Affiliates has or presently contributes to a Multiemployer Plan. No assets of an Employee Benefit Plan will be used to repay or secure any Loan or be involved in any way with, and no “prohibited transaction” as defined in ERISA or the Code shall occur as a result of, the transactions contemplated by this Agreement.

4.12 Environmental Matters. The Borrower has not received any written communication from any Governmental Authority alleging potential liability or responsibility for violation of any Environmental Law or release or injury to the environment or responsibility for remediation actions. Except as set forth on Schedule 4.12, the Borrower and its Domestic Subsidiaries are in compliance with all Environmental Laws and no event or condition has occurred or is occurring with respect to Borrower or any of its Domestic Subsidiaries relating to any Environmental Law that has resulted in or could reasonably be expected to result in such claims, or is or could reasonably be expected to be the subject of any investigation, proceeding, settlement, except violations and claims that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. The Borrower and its Domestic Subsidiaries have all Governmental Approvals relating to environmental matters necessary for the ownership and operation of their respective properties and businesses as presently owned and operated and as presently proposed to be owned and operated, except for those the absence of which, individually, or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor its Domestic Subsidiaries has transported or arranged for the transport of any materials subject to Environmental Laws to any environmental clean-up site.

24

4.13 Title to Properties; Liens. The Borrower and its Domestic Subsidiaries have (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (c) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in Section 4.6 or in the most recent financial statements delivered pursuant to Section 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 7.8. All such properties and assets are free and clear of Liens, other than Permitted Liens.

4.14 Payment of Taxes. Except to the extent permitted by Section 6.4, all tax returns and reports of the Borrower and its Domestic Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrower and its Domestic Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. The Borrower knows of no proposed tax assessment against the Borrower or any of its Domestic Subsidiaries.

4.15 Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations unenforceable.

4.16 Governmental Approval, Intellectual Property, Etc. Except as disclosed in Schedule 4.16, (a) the Borrower and its Domestic Subsidiaries own or possess all Governmental Approvals and Intellectual Property necessary for the operation of their businesses, without known conflict with the rights of others; (b) no product or process of the Borrower or its Subsidiaries violates or infringes any Governmental Approval or Intellectual Property owned by any other Person; and (c) there is no violation by any Person of any right of the Borrower or any of its Subsidiaries with respect to any Intellectual Property owned or used by the Borrower or any of its Subsidiaries except, with respect to clauses (a) and (b), for matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Schedule 4.16 lists all of the Borrower’s and Domestic Subsidiaries’ registered Intellectual Property.

4.17 Labor Disputes and Casualties. Neither Borrower nor any Subsidiary is affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of public enemy, or other casualty (whether or not covered by insurance) which, individually or in the aggregate, has had or could be reasonably expected to have a Material Adverse Effect.

4.18 Compliance. Neither the Borrower nor any Subsidiary is in default in the performance of any agreement or instrument to which it may be a party or by which its properties may be bound, or in violation of any Law, which defaults and violations, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

25

4.19 Margin Stock. Neither the Borrower nor any Subsidiary is engaged in, and does not have as one of its substantial activities, the business of extending or obtaining credit for the purpose of purchasing or carrying “margin stock” (as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of any Borrowing have been or will be used for such purpose or for the purpose of purchasing or carrying any shares of margin stock. None of the Collateral consists of margin stock.

4.20 Personal Property Collateral Matters.

(a) Names and Organization. The Borrower and each Subsidiary’s name as it appears in official filings in the state of its organization, type of organization, jurisdiction of organization, organization number provided by the applicable Government Authority, and chief executive office are set forth on Schedule 4.20. Neither the Borrower nor any Domestic Subsidiary (or predecessor by merger or otherwise) has, within the four-month period preceding the date hereof, (or, in the case of an additional Domestic Subsidiary under Section 6.10, the date it becomes a Guarantor) had a different name from the name of such Person listed on the signature pages hereof, except as set forth on Schedule 4.20.

(b) First Priority Lien. The Security Agreement creates a valid security interest in the Collateral in favor of the Agent, for the benefit of the Lender Parties, securing the Secured Obligations (as defined therein), which security interest has been duly perfected (except to the extent that a security interest in Equity Interests of any Foreign Subsidiary cannot perfected by possession and control) and is prior to all other Liens, except for Permitted Liens. For the avoidance of doubt, “Collateral” shall not include Excluded Collateral or any assets of a Foreign Subsidiary. All filings and other actions necessary or desirable to perfect and protect such security interest in favor of the Agent have been duly made and taken, except (i) for the filing of UCC financing statements made by the Agent required in order to perfect the security interests in the Collateral, (ii) to the extent that a security interest in Equity Interests of any Foreign Subsidiary or any foreign deposit account or securities account is not perfected by possession and control.

(c) Possession or Control of Certain Collateral. Except as set forth in Schedule 4.20, the Borrower and its Domestic Subsidiaries have exclusive possession and control of the Equipment and Inventory (in each case as defined in the Security Agreement) located in the United States (except for Inventory at a location for which either (x) a warehouseman’s or bailee’s agreement in form and substance satisfactory to the Agent, in its sole discretion, has been entered into or (y) an adequate rent reserve in an amount determined by the Agent, in its sole discretion, has been established; provided that the foregoing representation need not be true with respect to Inventory that is designated to be sold by Amazon or Cisco prior to the entry into a warehouseman’s or bailee’s agreement with respect to the location thereof so long as the Borrower is in compliance with Section 6.11). The Borrower and its Subsidiaries have delivered to the Agent, for the benefit of the Lender Parties, possession of all originals of all promissory notes or other instruments, stock certificates, chattel paper and negotiable documents constituting Collateral. None of the Accounts (as defined in the Security Agreement) is evidenced by a promissory note or other instrument, chattel paper or negotiable document. The Borrower and its Domestic Subsidiaries only maintain deposit accounts and securities accounts with the Agent or accounts covered by control agreements approved by the Agent, other than deposit accounts and securities accounts located in Taiwan and set forth on Schedule 4.20 so long as the Borrower is in compliance with the requirement set forth in Section 3.12 hereof.

26

4.21 USA PATRIOT Act, OFAC and Other.

(a) No Loan Party, any of its Subsidiaries or any of the Affiliates or respective officers, directors, brokers or agents of such Loan Party, Subsidiary or Affiliate (i) has violated any Anti-Terrorism Laws or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, any of its Subsidiaries or any of the Affiliates or respective officers, directors, employees, brokers or agents of such Loan Party, Subsidiary or Affiliate is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(c) No Loan Party, any of its Subsidiaries or any of the Affiliates or respective officers, directors, brokers or agents of such Loan Party, Subsidiary or Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Person, or in any country or territory, that is the subject of any Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.22 Solvency. The Borrower and each of its Subsidiaries are and, upon the incurrence of any Obligations by Borrower on any date on which this representation is made or restated, will be, solvent within the meaning of applicable Laws relating to fraudulent conveyances.

4.23 Disclosure. No financial or other information, exhibit or report furnished to the Agent or the Lenders by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

27

ARTICLE V
CONDITIONS OF LENDING

5.1 Conditions Precedent to Initial Loans. The obligation of the Lenders to make the initial Loans is subject to the following conditions precedent:

(a) Loan Documents. The Agent shall have received the following, in form and substance satisfactory to the Lenders:

(i) The Notes executed by the Borrower; and

(ii) Copies of all Loan Documents (not otherwise specifically identified in this Section 5.1) executed by the Borrower.

(b) Corporate Action. The Agent shall have received the following, each dated the Closing Date:

(i) Copies of the Certificate of Incorporation of the Borrower, certified as of a recent date by the Secretary of State of its state of organization and a good standing certificate (or equivalent) from such state;

(ii) Copies of (A) the bylaws of the Borrower, and (B) resolutions of the Board of Directors or other authorizing documents of the Borrower, in form and substance satisfactory to the Agent, approving the Loan Documents and the Borrowings hereunder, certified by the Secretary or an Assistant Secretary of the Borrower;

(iii) An incumbency certificate executed by the Secretary or an Assistant Secretary of the Borrower, certifying the names and signatures of the officers of the Borrower authorized to sign the Loan Documents; and

(iv) An Officer’s Certificate certifying as to the matters set forth in Section 5.2(a), (b) and (c).

(c) Financial Matters. The Borrower shall have provided to the Lenders the financial statements and Projections referred to in Section 4.6.

(d) Other. The Agent shall have received:

(i) Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(ii) Evidence that the Existing Line of Credit Agreement and all commitments thereunder have been or are concurrently being terminated, and all outstanding obligations thereunder have been or are concurrently being paid in full or terminated; and

(iii) A favorable opinion of counsel to the Borrower, covering such corporate, perfection and enforceability matters as the Agent may reasonably request.

28

(e) Security Matters and Documents. The Agent shall have received:

(i) A copy of the Security Agreement executed by the Borrower, together with: (A) acknowledgement copies (or other evidence of filing satisfactory to the Agent) of proper financing statements duly filed under the Uniform Commercial Code (or any equivalent or similar legislation) of all jurisdictions as may be necessary or, in the Agent’s opinion, desirable to effectively perfect the interests in the personal property and fixtures granted under the security agreement(s); (B) control agreements satisfactory to the Agent with respect to all deposit or securities accounts included in the Collateral, including, without limitation such accounts with Comerica Securities; (C) possession of all certificated securities (with undated stock powers) and instruments included in the Collateral, including, without limitation, the Global Intercompany Note; and (D) subject to Section 6.11, evidence satisfactory to the Agent that all other filings, recordings, landlord consents and waivers and other actions the Agent deems necessary or advisable to establish, preserve and perfect the Liens granted to the Agent in personal property shall have been made or obtained;

(ii) UCC, tax, and lien searches from all domestic locations requested by Agent, together with lien termination documents satisfactory to Agent terminating all liens shown on such searches that are not Permitted Liens; and

(iii) Copies of the Mortgage executed by the Borrower, together with opinions from local counsel with respect to the enforceability and validity of the Mortgage as the Agent may request.

(f) Fees, Expenses, etc. All fees, expenses and other compensation required to be paid to the Lender Parties pursuant hereto or pursuant to any other written agreement on or prior to the Closing Date shall have been paid or received.

(g) Deposit Account. The Borrower shall have established a deposit account with the Agent which will be subject to the provisions of Section 3.12.

(h) Borrowing Base Certificate and Collateral Report. The Borrower shall furnish to the Agent a certificate Borrowing Base Certificate for the month most recently ended prior to the Closing Date, together with a report, in form and level of detail reasonably satisfactory to the Agent, including (i) accounts receivable aging and reconciliations, (ii) accounts payable aging and (iii) inventory report and reconciliations.

(i) General. All corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Lenders and their counsel, and the Lenders and the Lenders’ counsel shall have received any and all further information and documents which the Lender or such counsel may reasonably have requested in connection therewith.

5.2 Conditions Precedent to Each Borrowing. The obligation of the Lenders to make any Loan (including the initial Borrowing) shall be subject to the following additional conditions precedent:

29

(a) Representations. The representations and warranties contained in Article IV or any other Loan Document are correct when made and on and as of the date of such Borrowing as though made on and as of such date.

(b) No Default. No (i) Default of which the Borrower has knowledge or (ii) Event of Default has occurred and is continuing, or would result from such Borrowing.

(c) Material Adverse Effect. Since December 31, 2014, there shall not have occurred, or to the knowledge of the Borrower any Material Adverse Effect.

(d) Standard Notice. Standard Notice of such Borrowing shall have been delivered to the Agent.

(e) Invoices. Solely with respect to Borrowings of Term Loans, the Agent shall have received copies of invoices for equipment purchased (including soft costs to the extent permitted by Section 2.2(a)) in amounts permitted hereunder or otherwise satisfactory to the Agent to support the request for such Borrowing.

Each request for a Loan submitted by the Borrower, under this Agreement shall be deemed to be a representation and warranty that the foregoing conditions have been satisfied on and as of the date of the Borrowing.

ARTICLE VI
COVENANTS

So long as any Obligation shall remain unpaid or the Lenders shall have any Commitment hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Information. Furnish to the Agent:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, cash flows and changes in stockholders’ equity (or comparable statement) for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an unqualified report and opinion thereon of independent certified public accountants acceptable to the Agent;

(b) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income, cash flows and changes in stockholders’ equity (or comparable statement) for such fiscal quarter and year to date, setting forth in each case in comparative form for the previous fiscal year, certified by the chief financial officer of the Borrower as fairly presenting the financial condition of the Borrower and its consolidated Subsidiaries and their results of operation, cash flow and changes in financial position (subject to year end adjustments);

(c) together with each delivery of financial statements pursuant to clause (b) above, an Officers’ Certificate in the form of Exhibit A certifying as to the matters set forth therein and demonstrating in reasonable detail compliance at the end of such accounting periods with the restrictions contained in Section 7.1;

30

(d) as soon as practicable, and in any event within sixty (60) days after the end of each fiscal year, a budget and projections (as were approved by the Board of Directors of the Borrower) by fiscal quarter for the next four fiscal quarters, including projected consolidated balance sheets and statements of income and retained earnings (or comparable statements) and cash flow of the Borrower and its consolidated Subsidiaries, all in form and detail acceptable to the Agent;

(e) Borrowing Base Certificates. (i) Within thirty (30) days of the end of each month when the aggregate amount of Revolving Loans outstanding is (x) in excess of $10,000,000 or (y) in less than $10,000,000, but the Current Ratio is less than 1.25 to 1.00, or (ii) on the date of each request for a Loan when, after giving effect to such Borrowing, any of the foregoing circumstances would exist, the Borrower shall furnish to the Agent a Borrowing Base Certificate together with a report, in form and level of detail reasonably satisfactory to the Agent, including (A) accounts receivable aging and reconciliations, (B) accounts payable aging and (C) inventory report and reconciliations;

(f) Quarterly Collateral Reports. Within thirty (30) days of the end of each fiscal quarter of the Borrower, the Borrower shall deliver to the Agent a Borrowing Base Certificate together with a report, in form and level of detail reasonably satisfactory to the Agent, including (i) accounts receivable aging and reconciliations, (ii) accounts payable aging and (iii) inventory report and reconciliations; and

(g) promptly upon request, any other financial statements, reports or information with respect to the Borrower or any Subsidiary reasonably requested by the Agent or any Lender.

All financial statements delivered pursuant to this Section 6.1 are to be complete and correct in all material respects and to be prepared in reasonable detail acceptable to the Agent and in accordance with GAAP.

6.2 Notices and Information. Deliver to the Agent:

(a) promptly upon the Borrower obtaining knowledge (i) of the occurrence of a Default or Event of Default, (ii) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed cross-default of the type referred to in Section 8.1(f), (iii) of the institution of, or any materially adverse development in, any litigation involving an alleged liability (including possible forfeiture of property) of the Borrower or any of its Domestic Subsidiaries greater than $500,000, in the aggregate, (iv) of any material casualty to its assets resulting in a loss in excess of $500,000, in the aggregate, or (v) of a condition or events that could reasonably be expected to cause a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of any such condition or event, and what action the Borrower, is taking with respect thereto;

31

(b) promptly upon any officer of the Borrower becoming aware of the occurrence of or forthcoming occurrence of any (i) ERISA Event, or (ii) “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with any Employee Benefit Plan or any trust created thereunder, an Officer’s Certificate specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto;

(c) with reasonable promptness following receipt thereof by the Borrower, copies of (i) all notices received by the Borrower or any of its ERISA Affiliates of the Pension Benefit Guaranty Corporation’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (ii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; and (iii) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(d) promptly, and in any event within thirty (30) days following receipt thereof by the Borrower, a copy of any notice, summons, citation, directive, letter or other form of written communication from any Governmental Authority or court in any way concerning any alleged violation on the part of the Borrower or any of its Domestic Subsidiaries in connection with any substance defined as toxic or hazardous by any applicable Environmental Law or any waste or by product thereof, or concerning the filing of a Lien upon, against or in connection with the Borrower, its Domestic Subsidiaries, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability Fund as maintained pursuant to Section 9507 of the Code; and

(e) promptly, and in any event within ten (10) days after request, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Agent or any Lender.

6.3 Corporate Existence, Etc. At all times preserve and keep in full force and effect its and its Subsidiaries’ corporate existence, rights, franchises and licenses material to its business and those of each of its Subsidiaries.

6.4 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Domestic Subsidiary; (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

6.5 Maintenance of Properties. Maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of the Borrower and its Domestic Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

32

6.6 Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Domestic Subsidiaries against loss or damage of the kinds customarily insured against by entities of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other businesses and as is reasonably acceptable to the Agent and all additional insurance required by the Security Documents, including, as applicable and without limitation (i) “all-risk” fire and extended coverage hazard insurance in an amount not less than 100% of the full insurable replacement value of the real property of the Borrower and its Domestic Subsidiaries and its contents, (ii) comprehensive general public liability insurance and (iii) business interruption insurance, all such policies of insurance shall insure the Lenders as their interest may appear, shall bear a long-form lender’s loss payable endorsement, shall list the Agent as an additional insureds with respect to liability coverages and shall require thirty (30) days’ notice of cancellation or material change endorsements in favor of the Agent.

6.7 Inspection. Permit any authorized representatives designated by any Lender and at the expense of such Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers, members, employees, representatives and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested; provided, that when an Event of Default exists, the foregoing shall be at the expense of the Borrower. Without limiting the generality of the foregoing, the Borrower will, and will cause each other Loan Party to, do all things reasonably necessary to permit the Lender to conduct, at Borrower’s expense, (i) one collateral field examinations each year covering the Borrower’s and its Domestic Subsidiaries accounts receivable, accounts payable and inventory, and (ii) any number of such collateral field examinations if an Event of Default has occurred and is continuing or exists.

6.8 Compliance with Laws, Etc. Exercise, and cause each of its Domestic Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable Laws, including, without limitation, all Environmental Laws, noncompliance with which has had or could reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect.

6.9 Books and Records. Maintain proper records and accounts in which full, true and correct entries in conformity with GAAP, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Domestic Subsidiaries.

6.10 Additional Subsidiaries. Notify the Agent at the time that any Person becomes a Subsidiary, and, in the case of any Domestic Subsidiary, promptly thereafter (and in any event within thirty (30) days) cause such Person to (a) become a Guarantor by executing and delivering to the Agent a Guaranty, (b) grant to the Agent a Lien on its assets by executing and delivering a supplement to the Security Agreement and such mortgages as the Agent may request; and (c) deliver to the Agent documents comparable to those delivered pursuant to Section 5.1 with respect to other Loan Parties and other collateral, all in form and substance reasonably satisfactory to the Agent.

33

6.11 Post-Closing Matters. Take all necessary actions, and cause each of its Subsidiaries to take all necessary actions, to satisfy the requirements set forth on Schedule 6.11, within such periods as specified therein.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid or the Lenders shall have any Commitment hereunder, the Borrower will not, without the written consent of the Required Lenders:

7.1 Financial Covenants

(a) Minimum Consolidated EBITDA. Permit Consolidated EBITDA for the period of four fiscal quarters then ended to be less than: (i) $11,000,000, at the end of any fiscal quarter ending on or after January 1, 2015 and on or before December 31, 2015, (ii) $12,500,000, at the end of any fiscal quarter ending on or after January 1, 2016 and on or before December 31, 2017, or (iii) the amount determined by the Agent on an annual basis, based on the most recent projections delivered pursuant to Section 6.1(d), but in any event, no less than $12,500,000, at the end of any fiscal quarter thereafter.

(b) Leverage Ratio. Permit the ratio of Consolidated Funded Debt at the end of any fiscal quarter to Consolidated EBITDA for the period of four fiscal quarters then ended to exceed: (i) 5.00 to 1.00, at the end of any fiscal quarter ending on or after January 1, 2015 and on or before December 31, 2017, (ii) 4.50 to 1.00, at the end of any fiscal quarter ending on or after January 1, 2018 and on or before December 31, 2019, or (iii) 4.00 to 1:00, at the end of any fiscal quarter thereafter.

(c) Current Ratio. As of the end of any fiscal quarter of the Borrower, permit the Current Ratio to be less than 1.25 to 1.00.

(d) Capital Expenditures. Permit Capital Expenditures of the Borrower and its Domestic Subsidiaries (including any Capital Leases) to exceed: (i) $30,000,000, in the fiscal year ending on or before December 31, 2015, (ii) $20,000,000, in the fiscal year ending December 31, 2016, or (iii) the amount reasonably determined by the Agent on an annual basis, based on the most recent projections delivered pursuant to Section 6.1(d), in any fiscal year ending thereafter; provided, that solely for the purpose of this Section 7.1(d), equipment purchased or acquired with net cash proceeds of the issuance Equity Interests of the Borrower or its Domestic Subsidiaries after the Closing Date shall not count against the foregoing limit so long as, with respect to such purchase or acquisition, (x) the aggregate consideration therefor does not exceed 50% of such net cash proceeds, (y) immediately before and after giving effect thereto, no Event of Default exists or is continuing, and (z) the Borrower has provided updated financial projects for the following four fiscal quarter period demonstrating that no violation of the covenants set forth in Section 7.1 is anticipated as a result thereof. Notwithstanding anything contained in this subsection (d) or elsewhere in this Agreement to the contrary, the aggregate amount of consideration that is permitted by clause (x) above and the Investments permitted by Section 7.7(j) related to the net proceeds of any sale or issuance of Equity Interests after the Closing Date shall not exceed, in the aggregate, 60% of such proceeds.

34

7.2 Liens, Etc. Create or suffer to exist, or permit any of its Domestic Subsidiaries to create, incur or suffer to exist, any Lien upon or with respect to any of its assets or properties (other than Excluded Collateral), whether now owned or hereafter acquired, or assign, or permit any of its Domestic Subsidiaries to assign, any right to receive income (other than from Excluded Collateral), to or in favor of any Person, except (a) Liens in favor of the Agent, on behalf of the Lenders under the Loan Documents; (b) Liens in favor of East West Bank permitted by the Intercreditor Agreement securing Debt permitted by Section 7.3(c); (c) Liens reflected on the financial statements referred to in Section 4.6 and other Liens existing on the date hereof and set forth in Schedule 7.2; (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue by more than 30 days; (e) easements, rights of way, restrictions and similar encumbrances affecting real property which, in the aggregate are not substantial in amount, and which do not materially detract from the value of, or materially interfere with the use of, the property; (f) purchase money liens upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; and (g) Liens securing Permitted Foreign Debt in an aggregate amount not to exceed $8,000,000 at any time.

7.3 Debt. Create or suffer to exist, or permit any of its Domestic Subsidiaries to create or suffer to exist, any Debt, other than (a) Debt reflected on the Borrower’s financial statements referred to in Section 4.6 which is not being repaid with the proceeds of the Loans, and other Debt existing on the date hereof and set forth on Schedule 7.3 hereto and any refinancings, refundings, renewals or extensions thereof; provided, that the amount of such Debt is not increased and its terms are not less advantageous to the Borrower or its Subsidiaries; (b) Debt owed to the Lender Parties under the Loan Documents; (c) Debt owed to East West Bank pursuant to the Existing EWB Loan Documents and permitted by the Intercreditor Agreement; (d) Debt relating to Liens permitted under Sections 7.2 (f); (e) guarantees permitted by Section 7.7; (f) Debt of a Domestic Subsidiary to another wholly-owned Domestic Subsidiary or to the Borrower; (g) Capital Leases in an aggregate amount not to exceed $5,000,000 at any time outstanding; provided, that the Borrower has provided updated financial projects for the following four fiscal quarter period demonstrating that no violation of the covenants set forth in Section 7.1 is anticipated as a result of the incurrence of any such Capital Lease; (h) obligations (contingent or otherwise) of the Borrower or any of its Domestic Subsidiaries existing or arising under any Hedging Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Hedging Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; (i) Permitted Foreign Debt; and (j) convertible debt of the Borrower, provided that (i) the Borrower is in pro forma compliance with the covenants contained in Section 7.1 hereof immediately prior to and would be immediately after the incurrence of any such Debt (without taking into account any cure periods), and (ii) any such convertible Debt is subordinated to Obligations hereunder on terms acceptable to the Agent in its sole discretion.

35

7.4 Lease Obligations. Create or suffer to exist, or permit any of its Domestic Subsidiaries to create or suffer to exist, any obligations for the payment of rent for any property under leases or agreements to lease (other than Capital Leases) which would cause the direct or contingent liabilities of the Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $1,000,000 payable in any fiscal year of the Borrower.

7.5 Equity Payments, Etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its Equity Interests, or make any distribution of assets to its equity holders as such, or permit any of its Subsidiaries to purchase or otherwise acquire for value any Equity Interests of the Borrower, except that the Borrower may declare and deliver dividends and distributions payable in Equity Interests of the Borrower.

7.6 Fundamental Changes. (a) Change its corporate structure; (b) consolidate with or merge into any other corporation or entity, or acquire a substantial portion of the assets, business or Equity Interests of another Person; or (c) liquidate, windup or dissolve; except, a Subsidiary may merge with and into the Borrower.

7.7 Loans, Investments, Contingent Liabilities. Make or permit to remain outstanding, or permit any Domestic Subsidiary to make or permit to remain outstanding, any loan or advance to, or guarantee, induce or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person (“Investments”), except that the Borrower and its Domestic Subsidiaries may: (a) allow to remain outstanding Investments reflected on the Borrower’s financial statements referred to in Section 4.6 and other Investments existing on the date hereof and set forth on Schedule 7.7; (b) own, purchase or acquire certificates of deposit issued by a Lender or any U.S. bank having capital and surplus in excess of $500,000,000, commercial paper rated Standard & Poor’s A-1 or Moody’s P-1, direct obligations of the United States of America or its agencies, and obligations guaranteed by the United States of America; (c) continue to own the existing capital stock of the Borrower’s Subsidiaries; (d) endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (e) acquire and own stock, obligations or securities received from customers in connection with debts created in the ordinary course of business owing to the Borrower or a Subsidiary; (f) make or permit to remain outstanding advances to officers, directors and employees of the Borrower and its Subsidiaries in any aggregate amount not to exceed $1,000,000 at any time outstanding for travel, entertainment, relocation and similar ordinary expenses; (g) reserved; (h) Investments representing Debt permitted by Section 7.3(f); (i) make or permit to remain outstanding loans and advances to any other Persons or enter into or permit to remain outstanding guarantees in connection with the obligations of any other Persons, in an aggregate amount for all such loans, advances and guarantees not exceeding $1,000,000; and (j) Investments in Foreign Branches and Foreign Subsidiaries in the form of cash or cash equivalents in an aggregate amount not to exceed at any time $5,000,000 plus 60% of the net proceeds of any sale or issuance of Equity Interests in the Borrower after the Closing Date. Notwithstanding anything contained in this Section 7.7 or elsewhere in this Agreement to the contrary, the aggregate amount of consideration that is permitted by subsection (j) above and the Capital Expenditures permitted to be made under Section 7.1(d)(x) related to the net proceeds of any sale or issuance of Equity Interests after the Closing Date shall not exceed, in the aggregate, 60% of all such proceeds. All loans and advances from the Borrower to any Subsidiary, among Subsidiaries or from any Subsidiary to the Borrower, shall be represented by the Global Intercompany Note, and such note shall be pledged by each Loan Party to the Agent in accordance with the Security Agreement.

36

7.8 Asset Sales. Convey, sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its or its Subsidiary’s business, properties or assets outside the ordinary course of business (including Equity Interests of a Subsidiary, but excluding assets subject to Liens permitted by Section 7.2(g)), whether now owned or hereafter acquired. Notwithstanding anything herein to the contrary, the Borrower shall not convey, sell, lease, transfer or otherwise dispose of any of the following assets to a Foreign Branch or Foreign Subsidiary: (i) any equipment for which an invoice was submitted pursuant to Section 5.2(e), (ii) any assets included in the calculation of the Borrowing Base as set forth in the most recently delivered Borrowing Base Certificate, or (iii) any Intellectual Property constituting Collateral.

7.9 Transactions with Affiliates. Except as set forth on Schedule 7.9 or transactions engaged in in the ordinary course of business and consistent with the Borrower’s then current transfer pricing policy, enter into or permit to exist, or permit any of its Subsidiaries to enter into or permit to exist, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such an Affiliate.

7.10 Conduct of Business. Engage in any business, or permit any of its Domestic Subsidiaries to engage in any business, other than the businesses engaged in by the Borrower and its Domestic Subsidiaries on the date hereof and similar or directly related businesses.

7.11 Fiscal Year. Change the Borrower’s fiscal year from a year ending December 31.

7.12 Security Matters.

(a) Name and Organization. Change the Borrower’s, a Domestic Subsidiary’s or a first-tier Foreign Subsidiary’s name, identity or corporate structure or organizational number or reorganize, reincorporate or take any other action that results in a change of the jurisdiction of organization of the Borrower or such a Subsidiary, without giving the Agent thirty (30) days’ prior written notice thereof, provided, the Borrower’s jurisdiction shall at all times remain within the United States.

37

(b) Perfection. Permit any other Person to maintain possession or control of any Equipment or Inventory (in each case as defined in the Security Agreement) of the Borrower or a Domestic Subsidiary (other than Inventory or Equipment of a Foreign Branch located in Taiwan) unless, subject to Section 6.11, the Agent has received a waiver from such Person satisfactory to the Agent (or for Inventory to be sold by Amazon or Cisco, at a location for which an adequate rent reserve in an amount determined by the Agent, in its sole discretion, has been established); permit any certificated security or instrument to be included in the Collateral, unless they have been delivered to the Agent (with appropriate endorsements); establish, or permit any Domestic Subsidiary to establish, any deposit or securities account, unless the Agent has received a control agreement satisfactory to the Agent (or the Agent otherwise has a perfected first priority security interest in such deposit or securities account), other than deposit accounts and securities accounts located in Taiwan and set forth on Schedule 4.20.

7.13 Limitation on Other Restrictions on Liens. Enter into, or become subject to, or permit any Domestic Subsidiary to enter into, or become subject to, any agreement or instrument that would prohibit the grant of any Lien on any of its properties, except the Loan Documents and restrictions on granting Liens in property subject to Liens permitted by Sections 7.2(f).

7.14 Limitation on Other Restrictions on Amendment of the Loan Documents. Enter into, or become subject to, or permit any Subsidiary to enter into, or become subject to, any agreement or instrument that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents.

7.15 Limitations on Modifications of Certain Agreements and Instruments. Amend, modify or supplement, or permit any Domestic Subsidiary or first-tier Foreign Subsidiary to, amend, modify or supplement, its charter or governing documents, or amend, modify or supplement any, terminate, or waive or release any of its rights or remedies under, the Existing EWB Loan Documents

7.16 Agreements Related to Negative Covenants. Enter into or suffer to exist, or permit any Domestic Subsidiary to enter into or suffer to exist, any agreement to do any act prohibited by this Article VII, unless the Obligations hereunder will be repaid in full as a result thereof.

7.17 Compliance with Anti-Terrorism Regulations.

(a)    (i) Violate any Anti-Terrorism Laws (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering or (iii) permit any of their respective Affiliates to violate these laws or engage in these actions.

(b)    (i) Use, directly or indirectly, the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (x) to fund any activities or business of or with any Person, or in any country or territory, that, is, or whose government is, the subject of Sanctions at the time of such funding, or (y) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

38

(c)    (i) Deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law or (iii) permit any of their respective Affiliates to do any of the foregoing.

ARTICLE VIII
EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay, when due, any amount of principal of any Loan, any interest on any Loan, any fee hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Article VII, other than 7.10 or 7.11 or other than as set forth in Section 8.1(c) and (d) below; or

(c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 7.4, 7.7 (so long as all Investments giving rise to such failure is less than $750,000 in the aggregate), 7.8 (so long as all conveyances, sales, leases, transfers and other dispositions giving rise to such failure are less than $750,000 in the aggregate), 7.9, 7.13, 7.14 or 7.15 and any such failure continues for two (2) Business Days after the Borrower obtains knowledge or the Agent gives notice thereof; or

(d) The Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document, other than those referred to in Section 8.1(a), (b) or (c) and any such failure shall remain unremedied for thirty (30) days after the Borrower obtains knowledge or the Agent gives notice thereof; provided, however, that, if, in the Agent’s reasonable discretion, such failure cannot be remedied or cured within thirty (30) days, so long as Borrower immediately commences such steps which the Agent deems, in its reasonable discretion, sufficient to remedy or cure such failure and thereafter continuously and diligently pursues the same to the Agent’s satisfaction, in its reasonable discretion, then Borrower shall have such additional time as to cure or remedy such failure as the Agent, in its sole discretion, may from time to time agree in writing; or

(e) Any representation or warranty made by any Loan Party, in any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(f) The Borrower and its Domestic Subsidiaries shall (i) fail to pay any principal of, or premium or interest on, any Debt owed to a Lender Party, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any Debt owed to a Lender Party, when required to be performed or observed, and the effect of such default or other event is to cause, or to permit the holder of such Debt to cause, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed or any offer therefor to be made, prior to its stated maturity; or

39

(g)    (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future Law, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days; or

(h) One or more judgments, attachments or decrees shall be entered against the Borrower or any of its Subsidiaries, individually or in the aggregate in excess of 25% of the amount of unrestricted cash and cash equivalents of the Borrower and its Subsidiaries on a consolidated basis immediately before and after such judgment, attachment or decree is entered and provided that such balance of unrestricted cash and cash equivalents is maintained until any such judgment, attachment or decree is actually paid by the Borrower or any of its Domestic Subsidiaries, and all such judgments, attachments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i) There shall occur one or more ERISA Events that might reasonably be expected to result in liability of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds the amount set forth in the financial statements delivered pursuant to Section 4.6; or

(j) Any guaranty relating to the Loans, for any reason other than satisfaction in full of all Obligations, ceases to be in full force and effect or is declared null and void, or any guarantor denies that it has any further liability under such guaranty or gives notice to such effect; or

(k) Any Security Document shall cease to be in full force and effect or any Lien created by or purported to be created by the Security Documents ceases to be valid, enforceable and perfected first priority liens except to the extent expressly permitted by the Loan Documents; or

40

(l) A Change in Control shall occur; or

(m) Any “Event of Default” shall occur under the Existing EWB Loan Documents;

THEN, (i) upon the occurrence of any Event of Default described in clause (f) above, the Commitments shall immediately terminate and all Loans hereunder with accrued interest thereon, and all other Obligations under this Agreement, the Notes and the other Loan Documents shall automatically become due and payable; (ii) upon the occurrence of any other Event of Default, the Agent may (with the consent of the Required Lenders, and shall upon the direction of the Required Lenders), by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate, and/or, by notice to the Borrower, declare the Loans hereunder, together with accrued interest thereon, and all other Obligations under this Agreement, the Notes and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable and (iii) upon the occurrence of any Event of Default, the Agent may (with the consent of the Required Lenders, and shall upon the direction of the Required Lenders) exercise the remedies available to it under the other Loan Documents, and at law or in equity.

8.2 Application of Funds. After the exercise of remedies under Section 8.1, any amounts received on account of Obligations shall be applied by Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

ARTICLE IX
AGENCY

9.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints East West Bank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Lender Parties and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any such provisions.

41

9.2 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary), under the circumstances as provided in Sections 10.1 and 8.1 or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Borrower or a Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

42

9.4 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing delivered or available to it in any format so long as it is believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.6 Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above, provided, that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 and 10.5 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

43

9.7 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE X
MISCELLANEOUS

10.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any waiver of or reduction in the post-default rate of interest shall not be deemed a reduction of the rate of interest;

44

(d) change Section 3.6 or Section 10.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(f) release any Guarantor from its guaranty or release a substantial portion of the Collateral, without the written consent of each Lender;

provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

10.2 No Implied Waiver; Remedies Cumulative. No delay or failure of any Lender or the Agent in exercising any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Lender under this Agreement are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement, at law, or otherwise.

10.3 Notices. All notices and other communications (collectively, “notices”) under this Agreement shall be in writing (including facsimile transmission) and shall be sent by first-class mail, by nationally-recognized overnight courier, by personal delivery, by facsimile transmission, or by e-mail, in all cases with charges prepaid. All notices shall be sent to a party at its address specified on the signature page hereof, or to such other address as shall have been designated by the applicable party by notice to the other party hereto. Any properly given notice shall be deemed given or made upon the earliest of: (i) if delivered by hand or by courier, when signed for by or on behalf of the relevant party ; (ii) if delivered by mail, four Business Days after deposit in the mails, or (iii) if delivered by facsimile or e-mail, when sent and receipt has been confirmed by telephone; provided, (x) that notices to the Lender pursuant to Article II shall not be effective until actually received by the Agent and (y) any notice from the Agent or any Lender alleging a default or breach of any Loan Document or the occurrence of any Default or Event of Default shall not be delivered solely by facsimile or email. The Lenders and the Agent may rely on any notice, including any notice of Borrowing (whether or not made in a manner contemplated by this Agreement), purportedly made by or on behalf of the Borrower, and the Lenders shall have no duty to verify the identity or authority of the Person giving such notice.

10.4 Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lenders (including the reasonable fees, charges and disbursements of counsel for Lenders), in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) all out-of-pocket expenses incurred by the Agent or any Lender (including the fees, charges and disbursements of counsel for the Agent and each Lender and a reasonable estimate of the allocated cost of in-house counsel for the Agent and in-house counsel for each Lender (to the extent not duplicative of outside counsel)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

45

10.5 Indemnity.

(a) Indemnity by Borrower. The Borrower agrees to defend, indemnify, pay and hold the Lender Parties and their Related Parties, harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Persons is a party to any litigation), and costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of this Agreement or the Loan Documents or any use of proceeds hereunder or any exercise by the Agent or the Lenders of their rights and remedies under this Agreement and the other Loan Documents or any claim, demand, action or cause of action being asserted against the Borrower or any of its Subsidiaries, including without limitation any violation of any Environmental Law or other Law or any environmental claim based upon the management, use, control, ownership or operation of property of the Borrower (or any other Loan Party) (collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to an indemnified party, with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such indemnified party. This covenant shall survive termination of this Agreement and payment of the outstanding Notes.

(b) Reimbursements by Lender. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.5(a) or Section 10.4 to be paid by it to the Agent or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such or against any Related Party in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 3.13(d).

(c) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

10.6 Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

46

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date), shall not be less than $2,500 unless the Agent, and so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) the consent of the Agent is required for any assignment of a Commitment or the Loans, unless the Person that is the proposed assignee would otherwise qualify as an Eligible Assignee;

(iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire; and

(v) no such assignment shall be made to the Borrower, any of the Borrower’s Affiliates, Subsidiaries or Related Persons or to a natural person.

47

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 10.4, and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Lender Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.12 as though it were a Lender, provided, such Participant agrees to be subject to Section 10.13 as though it were a Lender.

48

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.7 Entire Agreement. This Agreement, together with the Exhibits and the Schedules hereto, the other Loan Documents, and any separate letter agreement with respect to fees payable to the Agent constitutes the entire agreement of the parties hereto with respect to the subject matters hereof and supersedes all prior and contemporaneous understandings and agreements.

10.8 Survival. All representations and warranties of the Borrower contained in or made in connection with this Agreement or in any other Loan Documents shall survive, and shall not be waived by, the execution and delivery of this Agreement, any investigation by or knowledge of the Agent, any extension of credit, or any other event or circumstance whatever, but, except as expressly set forth herein, shall terminate upon the indefeasible payment in full in cash of all Obligations.

10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same agreement.

10.10 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity , legality and enforceability of the remaining provisions contained herein shall not be in any way be affected or impaired thereby.

10.11 Headings. Section headings in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

10.12 Setoff. In the event that any obligation of the Borrower now or hereafter existing under this Agreement or any other Loan Document shall have become due and payable, each Lender is hereby authorized by the Borrower, at any time and from time to time, without notice, (a) to set off against, and to appropriate and apply to the payment of, the Obligations and liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by such Lender to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as such Lender in its sole discretion may elect. The Borrower hereby grants to each Lender a security interest in all deposits and accounts maintained with, and all other assets of the Borrower in the possession of, the Lender. The rights of each Lender under this Section 10.12 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have. The Borrower agrees that, to the fullest extent permitted by Law, any Affiliate of each Lender, and any holder of a participation in any obligation of the Borrower under this Agreement, shall have the same rights of setoff as such Lender as provided in this Section 10.12 regardless of whether such Affiliate or participant otherwise would be deemed a creditor of the Borrower. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

49

10.13 Sharing of Payments By Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent and each other Lender of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Domestic Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

10.14 Limitation on Payments. The parties hereto intend to conform to all applicable Laws limiting the maximum rate of interest that may be charged or collected by the Agent or any Lender from the Borrower. Accordingly, notwithstanding any other provision hereof, the Borrower shall not be required to make any payment to or for the account of the Agent or any Lender, and such Person shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with mandatory and nonwaivable provisions of applicable Law limiting the maximum amount of interest which may be charged or collected by the Agent or any Lender from the Borrower. To the fullest extent permitted by law, in any action, suit or proceeding pertaining to this Agreement, the burden of proof, by clear and convincing evidence, shall be on the Borrower to demonstrate that this Section 10.14 applies to limit any obligation of the Borrower under this Agreement or to require the Agent or any Lender to make any refund, or claiming that this Agreement conflicts with any applicable Law limiting the maximum rate of interest that may be charged or collected by the Agent or any Lender from the Borrower, as to each element of such claim.

50

10.15 Disclosure of Information to Affiliates, Confidentiality.

(a) Confidentiality. Each of the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and its Affiliates.

(b) Information. For purposes of this Section, “Information” means all information received from the Borrower, any of its Subsidiaries or any of their respective Affiliates relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any of its Subsidiaries or any of their respective Affiliates, provided, that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Agent and each Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

51

(c) Other Permitted Disclosures. Anything in this Agreement to the contrary notwithstanding, Agent may use the name, logos, and other insignia of any Borrower and the Loan Parties and the Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent.

10.16 Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES.

10.17 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.

10.18 Consent to Jurisdiction; Venue. All judicial proceedings brought against the Borrower with respect to this Agreement and the Loan Documents may be brought in any state or federal court of competent jurisdiction in sitting in Los Angeles County, California, and by execution and delivery of this Agreement, the Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section.

10.19 USA Patriot Act Notice. The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56), as amended, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Agent and each Lender to identify the Borrower in accordance with such Act.

10.20 Keepwell. Provided that the Borrower continues to be a Qualified ECP Guarantor, the Borrower hereby unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the applicable Guaranty or other Loan Document in respect of Swap Obligations; provided, that the Borrower shall only be liable under this Section 10.20 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.20, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amounts. The obligations of the Borrower under this Section 10.20 shall remain in full force and effect until the Obligations and all other amounts payable under this Agreement have been paid in cash and performed in full, and all commitments to extend credit under the Loans Documents have terminated. The Borrower intends that this Section 10.20 constitute, and this Section 10.20 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each such other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

52

10.21 Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST THE AGENT, ANY LENDER OR ANY OF THEIR RELATED PARTIES FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (WHETHER BASED ON BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY); AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST; provided that the above limitation on liability shall not apply to claims for special, indirect, consequential or punitive damages in respect to any such claim that is made as a direct result of the Agent’s or a Lender’s gross negligence or willful misconduct.

THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THAT IT UNDERSTANDS THE PROVISIONS OF THIS AGREEMENT.

53

APPLIED OPTOELECTRONICS, INC.

By: /s/ Stefan J. Murry

Name: Stefan J. Murry

Title: CFO and Chief Strategy Officer

Address:

13115 Jess Pirtle Blvd.

Sugar Land, TX 77478

Attention: Jessica Hung

Fax: 281-295-1888

E-mail: jhung@ao-inc.com

EAST WEST BANK, as Agent and a Lender

By: /s/ Kelvin Chan

Name: Kelvin Chan

Title: Managing Director

Address:

East West Bank

Attn: Kelvin Chan, Technology Banking Group - West Region

2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054

Telephone: (408) 330-2088

Fax: (408) 588-9688

E-Mail: kelvin.chan@eastwestbank.com

With a copy to:

East West Bank

Attn: Mercie Martinez, Loan Servicing Department

9300 Flair Drive, 6th Floor

El Monte, CA 91731

Telephone: (626) 371-8746

Fax: (626) 927-2088

E-Mail: Mercedes.Martinez@eastwestbank.com

Signature Page to Credit Agreement

COMERICA BANK, as a Lender

By: /s/ Alice Yang

Name: Alice Yang

Title: Senior Vice President

Address:

Comerica Bank

2900 North Loop West, 9th Floor

Houston, TX 77092

Attn: Alice Yang

Telephone: (713) 507-2502

Fax: ____________

E-Mail aliceyang@comerica.com

Signature Page to Credit Agreement

ANNEX 1

Commitments

Lender	Maximum Facility A Revolving Commitment	Facility B Revolving Commitment	Term Commitment
East West Bank	$12,000,000	$3,000,000	$6,000,000
Comerica Bank	$8,000,000	$2,000,000	$4,000,000

Annex 1

ANNEX 2

Agent’s Office

East West Bank

Attn: Mercie Martinez, Loan Servicing Department

9300 Flair Drive, 6th Floor

El Monte, CA 91731

Telephone: (626) 371-8746

Fax: (626) 927-2088

E-Mail: Mercedes.Martinez@eastwestbank.com

Secondary Contact:

Cristal Li

Telephone: (626) 371-8726

Fax: (626) 927-2088

Email: Part&synd@eastwestbank.com

Annex 2

EXHIBIT A

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1) I am the duly elected [Title] of Applied Optoelectronics, Inc., a Delaware corporation (the “Borrower”);

(2) I have reviewed the terms of the Credit Agreement, dated as of June 30, 2015(as amended, modified or supplemented, the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof), being used in this Certificate as therein defined), by and among the Borrower, the Lenders party thereto and East West Bank, as Agent, and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3) The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

(4) Attached as Attachment 1 is a calculation of the financial covenants set forth in Section 7.1 of the Credit Agreement demonstrating compliance with such covenants for the most recently completed fiscal quarter [year] or at such quarter [year] end.

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

________________________________________]

A-1

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this [_________ day of _____________, ____] pursuant to Section 6.1(c) of the Credit Agreement.

APPLIED OPTOELECTRONICS, INC.

By: ______________________________
Name: ______________________________
Title: ______________________________

[Add Attachment 1]

A-2

EXHIBIT B

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the means given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by referenced and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	__________

2.	Assignee:	__________
[for Assignee, indicate [Affiliate] of [identify Lender]

3.	Borrower(s):	__________

4.	Agent:	East West Bank, as the Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of June 30, 2015, among Applied Optoelectronics, Inc., the Lenders parties thereto, and East West Bank, as Agent (as amended)

B-1

6.       Assigned Interest[s]:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders[1]	Amount of Commitment/ Loans Assigned	Percentage Assigned f Commitment/ Loans2]
		Facility A Revolving Loans/Commitment	$	$	%
		Facility A Revolving Loans/Commitment	$	$	%
		Term Loan/Commitment	$	$	%

__________________

[1]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

B-2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR] By:______________________________ Title: ASSIGNEE [NAME OF ASSIGNEE] By:______________________________ Title:

Consented to and3

Accepted:

EAST WEST BANK, as

Agent

By_________________________________

Title:

____________________

[3]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

B-3

CREDIT AGREEMENT,

dated as of June 30, 2015,

by and among

Applied Optoelectronics, Inc., the Lenders referred to therein

and

East West Bank, as Agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

C-1

1.3. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.1 Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

1.4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania [confirm that choice of law provision parallels the Credit Agreement].

_______________

[1]	The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:
“From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

C-2

EXHIBIT C

NOTICE OF LOAN REQUEST

[Date]_______________________, 20____

East West Bank, as Agent

One Oxford Centre

9300 Flair Drive, 6th Floor

El Monte, CA 91731

Attention: Loan Servicing Department

Ladies and Gentlemen:

The undersigned, [                                                             ], refers to the Credit Agreement, dated as of June 30, 2015 among the undersigned, the LENDERS party thereto and EAST WEST BANK, as Agent (together with its respective successors and assigns, the “Agent”), (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and hereby gives you notice, pursuant to Section 3.2 of the Credit Agreement that the undersigned hereby requests a [Facility [A][B] Revolving][Term] Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 3.2 of the Credit Agreement:

(a) The Business Day of the Proposed Loan is __________, 20__.

(b) The amount of the Proposed Loan is $_______________.

(c) The Proposed Loan is to be a [LIBOR Rate Loan] [Base Rate Loan].

The undersigned hereby certifies on behalf of Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i) the representations and warranties contained in Article IV of the Credit Agreement or in any other Loan Document (whether made by the Borrower or another Loan Party) are correct in all material respects on and as of the date of the Proposed Loan, before and after giving effect to the Proposed Loan, as though made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date);

(ii) no (i) Default of which the Borrower has knowledge or (ii) Event of Default has occurred and is continuing, or would result from the Proposed Loan; and

(iii) the conditions set forth in Section 2.[1][2] and Section 5.2 of the Credit Agreement have been satisfied.

C-3

Very truly yours, APPLIED OPTOELECTRONICS, INC. By:____________________ Name:_________________ Title:__________________

C-4

EXHIBIT D

NOTICE OF BORROWING BASE CERTIFICATE

[Date]_______________________, 20____

East West Bank, as Agent

One Oxford Centre

9300 Flair Drive, 6th Floor

El Monte, CA 91731

Attention: Loan Servicing Department

Reference is made to the Credit Agreement dated as of June 30, 2015, by and among Applied Optoelectronics, Inc., the Lenders party thereto and East West Bank, as Agent, as amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned, [NAME OF SIGNATORY], the [chief financial officer/chief executive officer/treasurer], hereby certifies and warrants that the following schedule and supporting information accurately state the Borrowing Base of the Borrower as of the date hereof:

A. Net Value of Eligible Accounts	$________
B. Reserves against Eligible Accounts	$________
C. Available Eligible Accounts (line A minus line B)	$________
D. Advance rate	85%
E. AR Availability (line C multiplied by line D)	$________
F. Net Value of Eligible Inventory	$________
G. Reserves against Eligible Inventory	$________
H. Available Eligible Inventory (line F minus line G)	$________
I. Advance rate	35%
J. Inventory Availability (line H multiplied by line I)	$________
K. Lesser of (i) $5,000,000 or (ii) line E multiplied by 50%	$________
L. Lesser of lines J and K	$________
M. Borrowing Base (line E plus line L)	$________

D-1

N. Maximum Facility A Revolving Commitment	$10,000,000
O. Lesser of lines M and N	$________
P. Aggregate principal amount of Facility A Revolving Loans outstanding	$________
Q. Availability (line O minus line P)	$________

Attached hereto are schedules showing the Eligible Accounts and Eligible Inventory. The undersigned hereby certifies and warrants that the information provided therein is true, complete and correct in all respects as of the date hereof.

D-2

The foregoing certifications, together with the schedules annexed hereto and made a part hereof, are made and delivered this [_________ day of _____________, ____] pursuant to Section 6.1[(e)][(f)] of the Credit Agreement.

APPLIED OPTOELECTRONICS, INC.

By: __________
Name:__________
Title:__________

D-3

EXHIBIT E

APPLIED OPTOELECTRONICS, INC.

[FORM OF] REVOLVING CREDIT NOTE

Sugar Land, TX
$[Amount in Numbers]	[Date]

FOR VALUE RECEIVED, APPLIED OPTOELECTRONICS, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of [____________________] (the “Lender”) the principal amount of [_____________________] DOLLARS ($[________]) or, if less, the aggregate amount of Facility [A][B] Revolving Loans (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement referred to below outstanding on the Expiration Date (as defined in such Credit Agreement) or in such amounts on such earlier dates as may be provided in such Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at the rates and at the times determined in accordance with the provisions of the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Lender described in the Credit Agreement.

This Note is a Revolving Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of June 30, 2015 (as amended, modified or supplemented, the “Credit Agreement”) between the Borrower, the Agent and the Lenders, which among other things provides for the acceleration of the maturity hereof upon the occurrence of certain events and for repayments in certain circumstances and upon certain terms and conditions. Terms defined in the Credit Agreement have the same meanings herein.

This Note is secured by the Security Documents.

The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

The Lender and the Borrower intend to conform to all applicable laws limiting the maximum rate of interest that may be charged or collected by the Lender from the Borrower. Accordingly, notwithstanding any other provision hereof, the Borrower shall not be required to make any payment to or for the account of the Lender, and the Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with mandatory and nonwaivable provisions of applicable law limiting the maximum amount of interest which may be charged or collected by the Lender from the Borrower. To the fullest extent permitted by law, in any action, suit or proceeding pertaining to this Note, the burden of proof, by clear and convincing evidence, shall be on the Borrower to demonstrate that this Paragraph applies to limit any obligation of the Borrower under this Note or to require the Lender to make any refund, or claiming that this Note conflicts with any applicable law limiting the maximum rate of interest that may be charged or collected by the Lender from the Borrower, as to each element of such claim.

E-1

This Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its choice of law principles.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the date and the place first above written.

APPLIED OPTOELECTRONICS, INC.

By: __________
Title:__________

E-2

EXHIBIT F

APPLIED OPTOELECTRONICS, INC.

[FORM OF] TERM NOTE

Sugar Land, TX
$[Amount in Numbers]	[Date]

FOR VALUE RECEIVED, APPLIED OPTOELECTRONICS, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of [____________________] (the “Lender”) the principal amount of [_____________________] DOLLARS ($[________]), or, if less, the aggregate amount of Term Loans (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement referred to below outstanding on the Term Loan Maturity Date (as defined in the Credit Agreement) or in such amounts on such earlier dates as are provided for in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at the rates and at the times determined in accordance with the provisions of the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Lender described in the Credit Agreement.

This Note is a Term Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of June 30, 2015 (as amended, modified or supplemented, the “Credit Agreement”) between the Borrower, the Agent and the Lenders, which among other things provides for the acceleration of the maturity hereof upon the occurrence of certain events and for repayments in certain circumstances and upon certain terms and conditions. Terms defined in the Credit Agreement have the same meanings herein.

This Note is secured by the Security Documents.

The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

The Lender and the Borrower intend to conform to all applicable laws limiting the maximum rate of interest that may be charged or collected by the Lender from the Borrower. Accordingly, notwithstanding any other provision hereof, the Borrower shall not be required to make any payment to or for the account of the Lender, and the Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with mandatory and nonwaivable provisions of applicable law limiting the maximum amount of interest which may be charged or collected by the Lender from the Borrower. To the fullest extent permitted by law, in any action, suit or proceeding pertaining to this Note, the burden of proof, by clear and convincing evidence, shall be on the Borrower to demonstrate that this Paragraph applies to limit any obligation of the Borrower under this Note or to require the Lender to make any refund, or claiming that this Note conflicts with any applicable law limiting the maximum rate of interest that may be charged or collected by the Lender from the Borrower, as to each element of such claim.

F-1

This Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its choice of law principles.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the date and the place first above written.

APPLIED OPTOELECTRONICS, INC.

By: __________
Title:__________

F-2

EXHIBIT G

[FORM OF]

GLOBAL INTERCOMPANY NOTE

June 30, 2015

FOR VALUE RECEIVED, each of Applied Optoelectronics, Inc., a Delaware corporation (the “Borrower”), and each of its direct and indirect Subsidiaries (collectively, the “Group Members”) which is a party to this Global Intercompany Note (this “Note”), promises to pay to the order of such other Group Member as makes loans to such Group Member (each Group Member which borrows money pursuant to this Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Note is referred to herein as a “Payee”), the aggregate unpaid principal amount of all loans and advances (including trade payables) heretofore and hereafter made by such Payee to such Payor and any other Debt now or hereafter owing by such Payor to such Payee as shown in the books and records of such Payee (the “Intercompany Debt”). All such Intercompany Debt shall be payable at the times, in the locations and in the currency specified in the documents and records relating thereto; provided that, if any of the time, place or currency of payment shall be not be so specified elsewhere, such amounts shall be payable on demand, in immediately available funds at the chief executive office of the Borrower in the United States of America and in lawful money of the United States of America, as applicable, and provided further that, at any time that an Event of Default (as defined in the Credit Agreement defined below) has occurred and is continuing, at all times following the instruction to the Borrower from the Agent (as defined below) such Intercompany Debt shall thereafter be payable on demand, in immediately available funds at the chief executive office of the Parent in the United States of America and in lawful money of the United States of America. The failure to show in books and records any such Intercompany Debt or any error in showing in books and records such Intercompany Debt shall not affect the obligations of any Payor hereunder. Each Payor promises also to pay interest on the unpaid principal amount of all such Intercompany Debt in like money at said location from the date of the incurrence thereof until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee (provided that such rate shall not exceed the maximum lawful interest rate then in effect).

1. Relationship with Other Documents

This Note is the Intercompany Note referred to in the Credit Agreement (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of June 30, 2015, among the Borrower, the Lenders (as defined in the Credit Agreement) from time to time party thereto, and East West Bank, National Association, as Agent (as defined in the Credit Agreement) for Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Credit Agreement. This Note is subject to the terms of the Loan Documents, and shall be pledged by each Payee that is a Loan Party to the Agent for the benefit of the Secured Parties, as security for such Payee’s Obligations under the Loan Documents. Each Payor hereby acknowledges and agrees that the Agent and the other Secured parties may exercise all the rights of the Loan Parties provided in the Loan Documents with respect to this Note.

G-1

This Note amends and restates any original notes between and among any Group Members existing on the date hereof (collectively, the “Original Notes”), supersedes and replaces the Original Notes in their entirety, evidences the indebtedness previously evidenced by the Original Notes and does not constitute a payment or novation of such indebtedness. For the avoidance of doubt, all indebtedness incurred and all loans, advances and other extensions of credit from and after the date hereof between any Group Members shall be evidenced by this Note.

This Note shall evidence all Debt owed by any Group Member to any other Group Member, notwithstanding any other loan agreement, promissory note, document or instrument which may govern the terms thereof. To the extent that the terms of any such other agreements, promissory notes, documents or instruments are inconsistent with this Note, this Note shall govern. For so long as any Obligations remain outstanding, this Note may not be and shall not be deemed to be replaced, superseded or in any way modified, without the consent of the Agent.

2. Pledge of Note.

Each party to this Note acknowledges, agrees and covenants that: (a) all right title and interest in this Note of each Payee that is a Loan Party and the Debt of each Payor evidenced hereby owing to any Loan Party shall be pledged to the Agent, for the benefit of the Secured Parties as security for the Obligations of such Loan Party; (b) the original of this Note shall be delivered to the Agent as further security for the Obligations; (c) for so long as any Obligations or Commitments remain outstanding, no party hereto shall agree to amend, modify or terminate this Note, or provide any security or collateral for any Debt evidenced hereby, in each case without the prior written consent of the Agent; (d) subject to clause (c) above, each Payor may continue to deal with each Payee in the ordinary course of business in relation to the intercompany Debt evidenced by this Note until it receives written notice to the contrary from the Agent, and thereafter such Payor will cease to have any right to deal with such Payee in relation to the Note and therefore from that time such Payor should deal only with the Agent; (e) it is authorized to disclose information in relation to the intercompany Debt owed to it hereunder to the Agent on request; (f) if the Agent so requires by notice in writing, it shall pay all monies to which a Loan Party is entitled under the Note directly to the Agent (and not to the related Payee) until the Agent otherwise agrees in writing; (g) the provisions of this section may only be revoked with the written consent of the Agent; and (h) it has not assigned its rights under this Note to any Person (other than the Agent) or created any other interest (whether by way of security or otherwise) in this Note in favor of any Person (other than the Agent).

3. Subordination of Indebtedness Owed by Loan Parties or Non-Loan Party Borrowers.

G-2

As used herein, “Senior Indebtedness” means in respect of each Payor that is a Loan Party, all Obligations of such Payor. Anything in this Note to the contrary notwithstanding, each Payee agrees that any and all claims of such Payee with respect to the Intercompany Debt evidenced by this Note against any Payor that is a Loan Party (each a “Subordinated Payor”), or against any of their respective properties, shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all of the Senior Indebtedness, as applicable, until all of such Senior Indebtedness has been performed and indefeasibly paid in full in immediately available funds and the Commitments have been terminated, on the following terms:

(i) in the event of any insolvency, reorganization or like proceedings in connection therewith, relative to any Subordinated Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Subordinated Payor (except if expressly permitted by the Credit Agreement), whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be indefeasibly paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are indefeasibly paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than (x) equity interests or (y) debt securities of such Subordinated Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) no payment or distribution of any kind or character with respect to this Note shall be made by or on behalf of any Subordinated Payor or any other Person on any Subordinated Payor’s behalf, to any non-Loan Party if any Event of Default has occurred and is continuing or would result from such payment; provided, however, that a Subordinated Payor may make payments or distributions to a non-Loan Party if such Subordinated Payor receives written notice approving such payment from the Agent; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been indefeasibly paid in full in cash, except as expressly permitted by the Credit Agreement and the Indenture, such Payees shall have no right to possession of asset and such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the Administrative Agent for the benefit of the applicable Secured Parties, to the extent necessary to pay all Senior Indebtedness of the relevant Subordinated Payor in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Agent and the other Secured Parties, and the Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and each of the Agent, on behalf of itself and the other Secured Parties may proceed to enforce the subordination provisions herein.

G-3

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

4. Additional Parties.

From time to time after the date hereof, additional Subsidiaries of the Group Members may become parties hereto by executing a counterpart signature page to this Note. Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each additional Group Member shall be a Payor and a Payee and shall be as fully a Payor and a Payee party hereto as if such additional Group Member were an original Payor and an original Payee and an original signatory hereof. So long as this Note is pledged in favor of the Agent, the original of any such counterpart shall be delivered to the Agent. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

5. Miscellaneous.

Each Payor and any endorser hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

This Note may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed signature page of this Note by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

[The Remainder of this Page Intentionally Left Blank]

G-4

IN WITNESS WHEREOF, each Payor and Payee has caused this Note to be duly executed and delivered by its proper and duly authorized officer as of the date set forth above.

Applied Optoelectronic, Inc., a Delaware corporation

By

____________________

Name:

Title:

Prime World International Holdings, Ltd., a company registered in the British Virgin Islands

By

____________________

Name:

Title:

Global Technology, Inc., a company registered in China

By

____________________

Name:

Title:

[Signature Page to Global Intercompany Note]

G-5

ALLONGE

This allonge is intended to be attached to and made part of that certain Global Intercompany Note, dated as of June 30, 2015, by and among Applied Optoelectronics, Inc., a Delaware corporation, and each of its subsidiaries (as further amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Note”), and, when so attached, shall constitute an endorsement thereof. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Note.

The undersigned are the Loan Parties (as defined in the Credit Agreement) on the date of the Note. From time to time after the date hereof, additional Loan Parties may become a signatory to this allonge by executing a counterpart signature page to this allonge. Upon delivery of such counterpart signature page, each such additional Loan Party shall be a signatory to this allonge as if such additional Loan Party were an original signatory hereof. Each Loan Party expressly agrees that its obligations arising under the Note and hereunder shall not be affected or diminished by the addition or release of any other Loan Party under the Note or hereunder. This allonge shall be fully effective as to any Loan Party that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Loan Party under the Note or hereunder.

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer all of its right, title and interest in and to the Note, PAYABLE TO THE ORDER OF

__________________________________________________________.

Dated: ________________

Applied Optoelectronic, Inc., a Delaware corporation By ____________________ Name: Title:

G-6